Exhibit 2.1

CONTRIBUTION AGREEMENT

between

EMPIRE BEAUTY SCHOOL INC.

and

REGIS CORPORATION

Dated as of April 18, 2007

i

4.6	Books and Records; Financial Statements	18
4.7	No Undisclosed Liabilities	19
4.8	Compliance with Laws	19
4.9	Litigation	21
4.10	Absence of Certain Changes or Events	22
4.11	Title to Assets	22
4.12	Inventory; Accounts Receivable	23
4.13	Intellectual Property	23
4.14	Regis Contracts	24
4.15	Environmental Matters	24
4.16	Employee Matters	24
4.17	Employee Benefit Matters	25
4.18	Taxes	26
4.19	Transactions with Related Persons	27
4.20	Insurance	28
4.21	Disclosure	28
4.22	Securities Act	28
4.23	Brokers	29
4.24	Knowledge of Breaches	29

ARTICLE 5 COVENANTS OF EMPIRE		29

5.1	Conduct of Business Pending Closing	29
5.2	Access	29
5.3	Cooperation; Further Assurances	30
5.4	Fulfillment of Agreements	30
5.5	Exclusivity	30
5.6	HSR Act	31
5.7	Books and Records	31
5.8	Regis Subsidiaries’ Books and Records	31

ARTICLE 6 COVENANTS OF REGIS		32

6.1	Conduct of Business Pending Closing	32
6.2	Access	32
6.3	Educational Consents; Cooperation; Further Assurances	32
6.4	Fulfillment of Agreements	33
6.5	Exclusivity	33
6.6	Books and Records	33
6.7	HSR Act	34

ARTICLE 7 OTHER COVENANTS OF THE PARTIES		34

7.1	Credit Facility	34
7.2	Letters of Credit	34
7.3	Empire Working Capital	35
7.4	Regis Working Capital	35

7.5	Confidentiality	38
7.6	Title IV Disbursements	39
7.7	Tax Matters	39
7.8	Transition Services Agreement	42

ARTICLE 8 CONDITIONS TO EMPIRE’S OBLIGATIONS		42

8.1	Representations and Warranties True and Correct	42
8.2	Performance of and Compliance with Covenants and Obligations	42
8.3	Regis Closing Certificate	42
8.4	Regis Secretary’s Certificate	43
8.5	Good Standing Certificates	43
8.6	Consents	43
8.7	No Prohibition	43
8.8	Proceedings	43
8.9	Stockholders Agreement	43
8.10	Non-Compete Agreement	43
8.11	Employment Agreements	43
8.12	Bank Debt	43
8.13	HSR	44
8.14	Regis MAE	44

ARTICLE 9 CONDITIONS TO REGIS’ OBLIGATIONS		44

9.1	Representations and Warranties True and Correct	44
9.2	Performance of and Compliance with Covenants and Obligations	44
9.3	Empire Closing Certificate	44
9.4	Empire Secretary’s Certificate; CLIC Secretary’s Certificate	44
9.5	Good Standing Certificate	45
9.6	Consents	45
9.7	No Prohibition	45
9.8	Proceedings	45
9.9	Bank Debt	45
9.10	Stockholders Agreement	45
9.11	Non-Compete Agreements	45
9.12	Formation of Entities	45
9.13	Contribution	45
9.14	Empire Shareholders’ Agreement	45
9.15	HSR	45
9.16	Empire MAE	46
9.17	Employment Agreements	46
9.18	Lender Consents	46

ARTICLE 10 TERMINATION PRIOR TO CLOSING; REORGANIZATION		46

10.1	Termination	46
10.2	Effect on Obligations	46

ARTICLE 11 SURVIVAL AND INDEMNIFICATION		47

11.1	Survival; Knowledge of Breach	47
11.2	Indemnification	48
11.3	Limitations	49
11.4	Notice of Indemnity Claims	50
11.5	Third Party Claims	51
11.6	Settlement of Indemnity Claims	52
11.7	Sole and Exclusive Remedy	52
11.8	Recovery for Losses	52

ARTICLE 12 MISCELLANEOUS		53

12.1	Interpretive Provisions	53
12.2	Entire Agreement	53
12.3	Successors and Assigns	53
12.4	Headings	53
12.5	Modification and Waiver	53
12.6	Expenses	53
12.7	Notices	54
12.8	Governing Law	55
12.9	Consent to Jurisdiction	55
12.10	Public Announcements	55
12.11	No Third Party Beneficiaries	56
12.12	Counterparts	56
12.13	Facsimiles; Electronic Transmission	56
12.14	Drafting of Agreement	56
12.15	Savings Clause	56

ARTICLE 13 CERTAIN DEFINITIONS		57

13.1	“Affiliate”	57
13.2	“Ancillary Agreement”	57
13.3	“Bank Debt”	57
13.4	“Business Day”	57
13.5	“Claim”	57
13.6	“Code”	57
13.7	“Confidential Information”	57
13.8	“Contract”	57
13.9	“Control”	57
13.10	“Current Assets”	58
13.11	“Current Liabilities”	58
13.12	“DOE”	58
13.13	“Educational Body”	58
13.14	“Empire Assets”	58
13.15	“Empire Contract”	58
13.16	“Empire Employee Benefit Plans”	58

13.17	“Empire Governmental Authorization”	59
13.18	“Empire Material Adverse Effect”	59
13.19	“Encumbrances”	59
13.20	“Environmental Laws”	59
13.21	“ERISA”	59
13.22	“ERISA Affiliate”	59
13.23	“GAAP”	59
13.24	“GAGAS”	59
13.25	“Governing Documents”	59
13.26	“Governmental Authority”	60
13.27	“Hazardous Substance”	60
13.28	“HSR Act and Rules”	60
13.29	“HSR Report”	60
13.30	“Intellectual Property”	60
13.31	“IRS”	60
13.32	“Knowledge”	60
13.33	“Legal Requirement”	61
13.34	“Losses”	61
13.35	“Material Breach”	61
13.36	“Material Empire Contracts”	61
13.37	“Material Regis Contracts”	62
13.38	“NACCAS”	62
13.39	“Net Operating Cash”	62
13.40	“Order”	62
13.41	“Permitted Encumbrance”	62
13.42	“Person”	62
13.43	“Proceeding”	63
13.44	“Representatives”	63
13.45	“Regis Assets”	63
13.46	“Regis Contract”	63
13.47	“Regis Employee Benefit Plans”	63
13.48	“Regis Governmental Authorization”	63
13.49	“Regis Material Adverse Effect”	63
13.50	“Securities”	64
13.51	“Special Working Capital”	64
13.52	“Tax”	64
13.53	“Tax Benefit”	64
13.54	“Tax Return”	64
13.55	“Taxing Authority”	64
13.56	“Title IV Programs”	64
13.57	“Working Capital”	64

v

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of April 18, 2007, between Empire Beauty School Inc., a Pennsylvania corporation (“Empire”), and Regis Corporation, a Minnesota corporation (“Regis”).

RECITALS

WHEREAS, Empire is engaged in the business of owning and operating cosmetology schools (the “Empire School Business”) and, through its wholly owned subsidiary, Certified Learning in Cosmetology, Inc. (“CLIC”), is also engaged in the business of providing supplies and cosmetology education materials to cosmetology schools and other purchasers (the “CLIC Business” and, together with the Empire School Business, the “Empire Business”);

WHEREAS, Regis is engaged in the business of owning, operating and franchising hair and retail product salons and, through the wholly-owned subsidiaries of Regis listed on Exhibit A hereto (the “Regis Subsidiaries”), is also engaged in the business of owning and operating cosmetology schools (the ownership and operation of cosmetology schools by Regis, the “Regis Business”).  The parties expressly agree that the “Regis Business” does not include any of Regis’ (i) ownership or operation of Vidal Sassoon schools, (ii) training or continuing education of employees of, or consultants to, hair or retail product salons owned, operated or franchised by or to Regis, or (iii) training or educational materials in connection with the foregoing items (i) and (ii) above (the foregoing, the “Excluded Regis Business”);

WHEREAS, Empire and Regis wish to combine the Empire Business and the Regis Business (the “Combination”);

WHEREAS, the Combination will be consummated by:  (i) the formation by Empire of Empire Assets, LLC, a Delaware limited liability company (“Empire Sub”) and Empire Education Group, Inc., a Delaware corporation  (“Newco”), (ii) the contribution by Empire of all of the assets and liabilities of the Empire School Business to Empire Sub in exchange for a 100% equity interest in Empire Sub, (iii) the contribution by Empire of its entire equity interest in the Empire Sub and CLIC to Newco in exchange for 510 shares of common stock of Newco (representing a 51% equity interest in Newco) and (iv) the contribution by Regis of its entire equity interest in the Regis Subsidiaries in exchange for 490 shares of common stock of Newco (representing a 49% equity interest in Newco);

WHEREAS, Empire and Regis intend the Combination to be treated as a tax-free transfer under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Empire and Regis wish to enter into this Agreement to provide for the terms and conditions of the Combination and certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Empire and Regis hereby agree as follows:

ARTICLE 1
CONTRIBUTION

1.1       Empire Contribution.

(a)           Immediately prior to the Closing, Empire shall have contributed all of the properties and assets of every kind, nature and description of Empire to Empire Sub, free and clear of all Encumbrances other than Encumbrances with respect to the Bank Debt, and all liabilities of the Empire School Business to Empire Sub; provided, that Empire shall retain, and shall not so contribute to Empire Sub, (i) any liabilities or obligations to Empire’s stockholders or their Affiliates other than as set forth on Schedule 1.1(a)(i), (ii) any liabilities or obligations of Empire under this Agreement or the Ancillary Agreements, or (iii) Empire’s interest in the Empire Shares (as defined below);

(b)           At the Closing, Empire shall assign and contribute to Newco, free and clear of all Encumbrances (other than Encumbrances with respect to the Bank Debt, if applicable), all of Empire’s right, title and interest in and to all of the outstanding shares of capital stock or membership interests, as applicable, of each of Empire Sub and CLIC (Empire Sub and CLIC together, the “Empire Subsidiaries”) (such assignment and contribution, the “Empire Contribution”).

(c)           At the Closing, and in consideration for the Empire Contribution, Empire shall cause Newco to issue in favor of Empire 510 shares of Newco common stock (the “Empire Shares”).

1.2       Regis Contribution.

(a)           At the Closing, Regis shall assign and contribute to Newco, free and clear of all Encumbrances, all of Regis’ right, title and interest in and to all of the outstanding shares of capital stock of each of the Regis Subsidiaries (such assignment and contribution, the “Regis Contribution”); provided, that the contribution of the outstanding shares of capital stock of the Regis Subsidiaries listed on Exhibit B hereto (“Rhode Island Subsidiaries”) is subject to the further terms and conditions of Section 1.2(d) below.

(b)           At or prior to the Closing, Regis shall have assigned and contributed to one or more of the Regis Subsidiaries, free and clear of all Encumbrances, all of Regis’ right, title and interest in and to the assets and agreements listed on Annex 1 hereto.  Between the date hereof and the Closing, Empire and Regis shall cooperate in good faith to identify additional Regis assets or rights to be added to Annex 1, and shall update Annex 1 accordingly; provided, that any such updates to Annex 1 will only be as mutually agreed by Regis and Empire.  Nothing in this Agreement shall be construed as an attempt by Regis to assign or contribute to a Regis Subsidiary any contract, agreement, lease, franchise, claim or asset which is by its terms or by law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to Regis would not by law pass to the Regis Subsidiary as an incident of the assignments provided for by this Agreement (a “Non-Assignable Parent Contract”).  To the extent that any such consent or approval in respect of, or a novation of, a Non-Assignable Parent

Contract shall not have been obtained on or before the Closing, the parties hereto shall use reasonable efforts and shall cooperate in any reasonable arrangement to assure a Regis Subsidiary the benefits of such Non-Assignable Contract to the extent permitted by law; provided, however, that such Regis Subsidiary will assume all financial burdens of any such Non-Assignable Parent Contracts for which the contractual benefits have been passed through to it.

(c)           At the Closing, and in consideration for the Regis Contribution, Empire shall cause Newco to issue in favor of Regis 490 shares of Newco common stock (the “Regis Shares”).

(d)           If the conditions to Closing have been met, other than as a result of a failure to receive all necessary Regis Educational Consents and all Regis Other Consents regarding the contribution by Regis of the Rhode Island Subsidiaries (“Outstanding Consents”), the parties shall nonetheless promptly hold the Closing and consummate the Empire Contribution and the Regis Contribution; provided, that Regis shall not be required to contribute the shares of stock of the Rhode Island Subsidiaries before such approvals are received.  In such a case:

(i)            Regis shall use its commercially reasonable efforts to obtain the Outstanding Consents as promptly as practicable after Closing.  If and when all of the Outstanding Consents are received, Regis shall contribute the shares of stock of the Rhode Island Subsidiaries to Newco, which contribution shall be deemed by the parties for all purposes of this Agreement to have been made as of the Closing and as part of the Regis Contribution in exchange for the Regis Shares (as the parties acknowledge that (A) it is their preference and intent that the Regis Contribution take place entirely at Closing, and (B) any delay in the contribution of the Rhode Island Subsidiaries would be to ensure the Regis Contribution is made in an orderly manner, pursuant to the plan set forth in this Section 1.2(d), due to applicable regulatory constraints);

(ii)           unless and until all Outstanding Consents are obtained, the parties shall reasonably cooperate with each other in a reasonable arrangement designed to provide Newco with the benefits and use of the Rhode Island Subsidiaries to the greatest extent practicable and permitted by applicable law, the same as if such contribution had been made at Closing. Such arrangement may include entering into management agreements, subleases, subcontracts, sale and leasebacks, use and service agreements, collection efforts, supply agreements or other contractual arrangements.  Following the Closing, the Rhode Island Subsidiaries shall not pay to Regis or any Affiliate of Regis, any dividends, distributions or any other payments, except payments for services actually provided in amounts not greater than the fair value of such services; and

(iii)          As long as it complies with the terms of this Section 1.2(d), Regis shall not, in any event or circumstance, be deemed to have breached any provision of this Agreement as a result of its failure to contribute the shares of stock of the Rhode Island Subsidiaries at the Closing as part of the Regis Contribution by reason of not having received the Outstanding Consents.

ARTICLE 2
CLOSING; DELIVERIES

2.1       Closing.  The closing of the transactions contemplated by Article 1 hereof (the “Closing”) shall take place at 10:00 a.m. (Philadelphia time) on the second Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Articles 8 and 9 (the “Closing Date”), unless another time or date is agreed to by the parties hereto; provided, however, that if the Closing Date that would result from such satisfaction or waiver of conditions would be after the tenth (10th) day of a particular month, the Closing shall occur on the first Business Day of the subsequent month; and provided, further, that the parties shall use best efforts to cause the Closing Date to occur no later than ninety (90) days following the date hereof.  The Closing shall be held at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania  19103-4196, unless another place is agreed to by the parties hereto.

2.2       Deliveries by Empire.  At the Closing, Empire shall deliver or cause to be delivered the following:

(a)           To Regis, evidence reasonably satisfactory to Regis that the Empire Contribution was made;

(b)           To itself, a certificate representing the Empire Shares and to Regis, a certificate representing the Regis Shares;

(c)           To Regis, the Empire Closing Certificate, executed by Empire;

(d)           To Regis, the Ancillary Agreements to which Empire or Newco is a party, executed by Empire or Newco, as applicable; and

(e)           To Regis, such other agreements, certificates and documents required hereunder to be delivered by Empire or Newco at or prior to the Closing in connection with the transactions contemplated hereby.

2.3       Deliveries by Regis.  At the Closing, Regis shall deliver or cause to be delivered the following:

(a)           To Empire, evidence reasonably satisfactory to Empire that the Regis Contribution was made;

(b)           To Empire, the Regis Closing Certificate, executed by Regis;

(c)           To Empire or Newco, as applicable, the Ancillary Agreements to which Regis is a party, executed by Regis; and

(d)           To Empire, such other agreements, certificates and documents required hereunder to be delivered by Regis at or prior to the Closing in connection with the transactions contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF EMPIRE

Empire represents and warrants to Regis as follows:

3.1       Authority; Enforceability.  The execution, delivery and performance by Empire of this Agreement and each Ancillary Agreement to which Empire is a party and the consummation by Empire of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Empire (including any requisite stockholder and director consent).  This Agreement has been, and each Ancillary Agreement to which Empire is a party will be, duly and validly executed and delivered by Empire, and constitutes, and will constitute, the valid and binding obligation of Empire enforceable against Empire in accordance with its respective terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and relief of debtors or (ii) as limited by Legal Requirements governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.  Empire has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.

3.2       Consents; Non-Contravention.

(a)           Except as set forth on Schedule 3.2, and except for (a) the Empire Educational Consents that must be obtained from the Educational Bodies set forth on Schedule 3.8 and (b) the requirement referred to in Section 8.13 hereof (relating to the HSR Act and Rules), no consent, approval, authorization, exemption or waiver of, filing with or notice to any Person is required to be obtained, given or made, as applicable, in connection with the execution, delivery and performance by Empire of this Agreement or any Ancillary Agreement to which it is a party, or the consummation by Empire of the transactions contemplated hereby and thereby.

(b)           The execution, delivery and performance by Empire of this Agreement and the Ancillary Agreements to which Empire is a party, and the consummation by Empire of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time or both:

(i)            contravene, conflict with or violate any Legal Requirement or Empire Governmental Authorization to which Empire, the Empire Subsidiaries or any of the Empire Assets is subject;

(ii)           contravene, conflict with or violate any Order applicable to Empire, the Empire Subsidiaries or any of the Empire Assets;

(iii)          contravene, conflict with or violate any provision of the Governing Documents of Empire, Empire Sub or CLIC;

(iv)          contravene, conflict with, violate, result in a breach of, constitute a default under, result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, any Empire Contract; or

(v)           except or as set forth on Schedule 3.2, (A) result in the creation or imposition of any Encumbrance upon any of the Empire Assets or any of the outstanding shares of any of Empire Subsidiaries or (B) give to any other Person any interest or right therein; other than, in all of the foregoing cases, for those matters that, individually or in the aggregate, neither would materially adversely affect the consummation of the transactions contemplated hereby nor would have an Empire Material Adverse Effect. The consents, approvals, authorizations, exemptions or waivers, filings and notices listed on Schedule 3.2 are referred to as the “Empire Other Consents.”

3.3       Subsidiaries.  To the Knowledge of Empire, neither Empire (except for with respect to Empire’s ownership of shares of the capital stock of CLIC or its creation of Empire Sub) nor CLIC owns or controls, directly or indirectly, any Securities of or other investment in any other Person, or has any joint venture or similar arrangement with any other Person.  The sole purpose for which Empire Sub will be formed is to consummate the transactions contemplated hereby, and Empire Sub will not engage in any other business.

3.4       Organization.  Empire is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to carry on the Empire Business and to own, lease and/or use the Empire Assets owned, leased and/or used by it.  CLIC is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to carry on the CLIC Business and to own, lease and/or use the Empire Assets owned, leased and/or used by it.  Each of Empire and CLIC is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions listed on Schedule 3.4, which are the only jurisdictions where the nature of the Empire Assets or the nature of the Empire Business makes such qualification necessary, except to the extent the failure to be so qualified and in good standing would not have an Empire Material Adverse Effect.

3.5       Capitalization.  The authorized and issued and outstanding Securities of CLIC are set forth on Schedule 3.5 hereto.  All issued and outstanding Securities of CLIC are owned of record and beneficially by Empire, free and clear of all Encumbrances, were duly authorized and validly issued in compliance with all Legal Requirements and are fully paid and non-assessable.  Neither Empire nor, to the Knowledge of Empire, any other Person, is a party to or bound by any Contract relating to any such Securities.

3.6       Books and Records; Financial Statements.

(a)           The books of account and stock record books, and to the Knowledge of Empire the minute books and other books and records, of Empire and CLIC are complete and correct in all material respects.  The books of account of Empire and CLIC fairly reflect in reasonable detail and in all material respects the Empire Assets and Empire’s and CLIC’s liabilities and transactions in accordance with GAAP and GAGAS.

(b)           The audited consolidated balance sheets of Empire and CLIC as of September 30, 2006 (the “Empire Balance Sheet”), September 30, 2005 and September 30, 2004

and the related Consolidated Statements of Income, Shareholders’ Equity and Cash Flows for the years ended September 30, 2006, September 30, 2005 and September 30, 2004 (together, the “Empire Financial Statements”), are attached hereto as Exhibit C and (i) were prepared in accordance with GAAP and, where audited, were audited in accordance with GAGAS and (ii) present fairly, in all material respects, the financial position, changes in shareholders’ equity, results of operations and cash flows of Empire and CLIC as of such dates and for the periods then ended (in each case subject to normal year-end adjustments which are not material in the aggregate and lack of footnotes).

3.7       No Undisclosed Liabilities.  Neither Empire nor CLIC has any material liability or material obligation of the nature required to be disclosed in financial statements prepared in accordance with GAAP, except (a) to the extent reflected as a liability on the Empire Balance Sheet or disclosed in the footnotes thereto or set forth on Schedule 3.7, (b) current liabilities and obligations incurred in the ordinary course of business subsequent to September 30, 2006 (the “Empire Balance Sheet Date”) and (c) liabilities and obligations incurred in the ordinary course of business and not required under GAAP or GAGAS to be reflected or disclosed in the Empire Financial Statements.

3.8       Compliance with Laws.

(a)           Except as set forth on Schedule 3.8, each of Empire and CLIC is, and since January 1, 2004 (the “Empire Compliance Date”), has been in material compliance with all Legal Requirements applicable to Empire or CLIC or to the conduct of the Empire Business and, since the Empire Compliance Date, neither Empire nor CLIC has received any written notice of an actual, possible or alleged violation of any such Legal Requirement with respect to the Empire Business, except for any such failures to comply or violations that would not have an Empire Material Adverse Effect.  No event has occurred or circumstance exists that (with or without notice or lapse of time or both) could reasonably be expected to constitute or result in a violation by Empire or CLIC of, or a failure by Empire or CLIC to comply with, any Legal Requirement with respect to the Empire Business, except for any violation or failure that would not have an Empire Material Adverse Effect.

(b)           Empire owns and operates a total of 26 “proprietary institutions of higher education” as defined at 34 C.F.R. § 600.5 (each an “Empire Institution”).  Schedule 3.8 provides a complete list of all Empire Institutions, including the identity of each main campus and each “additional location” as that term is used in 34 C.F.R. § 600.32.

(c)           Set forth on Schedule 3.8 is a list of all Educational Body consents, approvals, accreditations, licenses, authorizations, exemptions, waivers, permits, or certifications material to the operation of the Empire Business or required for each Empire Institution to participate in Title IV Programs (the “Empire Educational Approvals”).  Each Empire Educational Approval is in full force and effect in favor of Empire or CLIC, as applicable, and since the Empire Compliance Date, except as set forth on Schedule 3.8, the Empire Business has been conducted in material compliance with each Empire Educational Approval.  No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in (i) a material violation by Empire or CLIC of, or material failure by either of them to comply with, any Empire Educational Approval or (ii) the revocation, suspension or termination of any Empire Educational Approval.  Neither Empire nor CLIC has received, at any time since the Empire Compliance Date, any written notice of any actual, possible or alleged material violation of any Empire Educational Approval.

(d)           Schedule 3.8 (i) sets forth all Educational Bodies whose consent, approval, accreditation, license, authorization, exemption, waiver, permit, or certification is required for each Empire Institution to participate in the Title IV Programs and to continue to operate the Empire Business subsequent to the consummation of the transactions contemplated in this Agreement, including but not limited to the DOE, the Pennsylvania State Board of Cosmetology, and NACCAS (“Empire Educational Consents”) and (ii) specifies whether each such Empire Educational Consent must be obtained before or after the Closing Date.

(e)           Empire and CLIC are and, since the Empire Compliance Date, have been in material compliance with all applicable rules, regulations and requirements pertaining to each Institution’s participation in any student financial assistance program, including, but not limited to, the Title IV programs. Except as disclosed in Schedule 3.8, there are, to the Knowledge of Empire and CLIC, no facts, circumstances or omissions with respect to any Institution that could result in a finding of material noncompliance with regard to such rules, regulations and requirements. Without limiting the foregoing representation:

(i)            Schedule 3.8 sets forth each Empire Institution’s official cohort default rate (“OCDR”) for Federal Family Education Loan Program (“FFELP”) loans or Federal Direct Loan Program (“FDLP”) loans, for the three most recent years for which such official rates have been published by the DOE, as well as a complete list of the most recent draft cohort default rates on FFELP or FDLP loans issued by the DOE to each Empire Institution.  Schedule 3.8 sets forth each Empire Institution’s OCDR on Federal Perkins Loan Program (“FPLP”) loans for the three most recent years in which such official rates have been published by the DOE for each Empire Institution which participated in such loan program;

(ii)           Since the Empire Compliance Date, (i) Empire and CLIC have at all times complied in all material respects with Educational Body requirements and regulations relating to (A) the implementation of a fair and equitable refund policy and (B) the implementation of DOE’s “return of Title IV funds” requirements, and (ii) any and all refunds or returns required thereunder have been accurately calculated and timely paid in all material respects.  Empire and CLIC have at all times complied in all material respects with each limitation in 34 C.F.R. §600.7;

(iii)          No Empire Institution has derived more than ninety percent (90%) of its revenues from Title IV Program funds, as determined in accordance with DOE’s “90/10 Rule” as codified at 34 C.F.R. § 600.5(a)(8) for any fiscal year, or applicable 12-month period, ended on or after the Empire Compliance Date.   Schedule 3.8 (A) identifies those periods ended on or after December 31, 2002 for which a stub audit was submitted without a “90/10 Rule” calculation, (B) identifies any stub periods ended on or after December 31, 2002 for which an audit was not required, and (C) sets forth, for each period ended on or after December 31, 2002 for which an audit was submitted with a “90/10 Rule” calculation (whether a stub period, fiscal year, or applicable 12-month period), the percentage of Title IV Program funds received by each Empire Institution, as calculated pursuant to such “90/10 Rule”;

(iv)          Except as disclosed in Schedule 3.8, no Empire Institution has been (i) found to lack “financial responsibility” as that term is used in 34 C.F.R. Subpart L, (ii) required to post a letter of credit in favor of DOE to establish its financial responsibility or to satisfy the requirements of 34 C.F.R. § 668.173 regarding late returns of Title IV Program funds, or (iii) placed on any form of heightened cash monitoring or reimbursement with respect to its receipt of Title IV Program funding;

(v)           No DOE program review, DOE Office of Inspector General audit, compliance audit, guaranty agency review, or other Educational Body review (“Compliance Review”) has resulted in the imposition of liabilities, for any particular audit or review, which collectively exceed 2.5% of the Title IV Program funding received by such Empire Institution in the prior fiscal year, or any liability, financial or otherwise, that individually or in the aggregate adversely impacted Empire, CLIC, or any Empire Institution; and

(vi)          Empire has provided Regis with true and complete copies of all correspondence, including any relating to an intent to limit, suspend, terminate, revoke, cancel, not renew, or condition any Empire Educational Approval, or any Compliance Review, but excluding general and routine correspondence, received from or sent by or on behalf of Empire (to the extent relating to the Empire Business) or CLIC to the DOE, the Pennsylvania State Board of Cosmetology, NACCAS, or any other Educational Body, to the extent that such correspondence was sent or received since the Empire Compliance Date or relates to any issue that remains pending.

3.9       Litigation.  Except as set forth on Schedule 3.9:

(a)           There is no (i) outstanding Order against Empire, CLIC or any of the Empire Assets or (ii) Proceeding pending or, to the Knowledge of Empire, threatened, against Empire, CLIC, the Empire Business or any of the Empire Assets, except, in each of the foregoing cases, for any such matter that would not have an Empire Material Adverse Effect or would not reasonably be expected to adversely affect the consummation by Empire of the transactions contemplated by this Agreement and the Ancillary Agreements or the compliance by Empire with the terms and conditions of this Agreement and the Ancillary Agreements.

(b)           To Empire’s Knowledge, there is no (i) outstanding Order against any of Empire’s or CLIC’s officers, directors or employees or (ii) Proceeding pending or threatened against any of Empire’s or CLIC’s officers, directors or employees that, in either of the foregoing cases, would have an Empire Material Adverse Effect or would reasonably be expected to affect the consummation by Empire of the transactions contemplated by this Agreement and the Ancillary Agreements or the compliance by Empire with the terms and conditions of this Agreement and the Ancillary Agreements.

3.10     Absence of Certain Changes or Events.  Except as set forth on Schedule 3.10 or as required to comply with Empire’s covenants or obligations, or to satisfy the conditions to Regis’ obligations, under this Agreement, since the Empire Balance Sheet Date, Empire and CLIC have conducted the Empire Business only in the ordinary course consistent with past practice and there has been no Empire Material Adverse Effect.  Without limiting the foregoing, except as set forth on Schedule 3.10, since the Empire Balance Sheet Date, there has not been any:

(a)           change in any of CLIC’s authorized or issued Securities, purchase, redemption or other acquisition by CLIC of any of its Securities or declaration or making of any dividend, distribution or other payment by CLIC in respect of its Securities;

(b)           Encumbrance imposed on any of the Empire Assets or the outstanding shares of stock of CLIC;

(c)           sale or other disposition or transfer of any Empire Assets with an individual value of more than $50,000 or an aggregate value of more than $200,000, except, in both cases, for sales of inventory in the ordinary course of business consistent with past practice;

(d)           capital expenditure or authorization of capital expenditure of $50,000 individually or $200,000 in the aggregate in excess of Empire’s capital expenditures budget for the relevant time period;

(e)           material change in any method of keeping Empire’s or CLIC’s books of account or accounting practices, including any change or modification to its existing credit, collection or payment policies, procedures or practices;

(f)            damage or destruction of, or loss to, any of the Empire Assets, other than those that would not have an Empire Material Adverse Effect;

(g)           waiver or release of any material Claim of Empire or CLIC;

(h)           amendment or other material change to any Empire Governmental Authorization, Empire Contract or Governing Document of Empire or CLIC; or

(i)            agreement or commitment by Empire or CLIC to do any of the foregoing.

3.11     Title to Assets.  Empire or CLIC has good and valid title to all of the Empire Assets owned by it and, in the case of leased Empire Assets, to its leasehold interests, excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since Empire Balance Sheet Date, free and clear of all Encumbrances.  The Empire Assets constitute all of the material assets and properties necessary to operate the Empire Business consistent with past practice.  Empire does not own, nor has it ever owned, any real property.

3.12     Inventory; Accounts Receivable.

(a)           All inventories of supplies and finished goods of Empire and CLIC (together, “Empire Inventories”), are usable and, with respect to finished goods, saleable by Empire or CLIC in the ordinary course of its business, except for obsolete items and items of below-standard quality, which have been written off or written down to net realizable value on the Empire Balance Sheet.  In the aggregate the Empire Inventories are not excessive, and are reasonable based on the business and operations of Empire and CLIC.

(b)           All of the accounts and notes receivable of Empire and CLIC represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of Empire’s and CLIC’s business, are not, to Empire’s Knowledge, subject to any material defenses, counterclaims or offsets and have been billed and are generally due within 30 days of billing.

3.13     Intellectual Property.

(a)           Schedule 3.13 sets forth a list of all registered trademarks and servicemarks, registered tradenames and servicenames, registered copyrights, issued  patents, patent applications, domain names and proprietary software that are material to the Empire Business, and indicates whether such items of Intellectual Property are owned by Empire or CLIC, or are owned by any other Person and licensed to Empire or CLIC, and whether such items of Intellectual Property are licensed or sublicensed by Empire or CLIC to any other Person.  All registrations owned by or on behalf of Empire or CLIC, and applications to Governmental Authorities in respect of such Intellectual Property, are valid and in full force and effect.

(b)           To Empire’s Knowledge, no loss or expiration of Intellectual Property of Empire or CLIC is pending or threatened in writing, and each of Empire and CLIC has taken commercially reasonable actions to maintain and protect such Intellectual Property.  To Empire’s Knowledge, the owners of any Intellectual Property licensed to Empire or CLIC have taken commercially reasonable actions to maintain and protect such licensed Intellectual Property.  The conduct of the Empire Business has not infringed, misappropriated or conflicted with, and does not infringe, misappropriate or conflict with, the rights of any other Person, except for any such matter that would not have an Empire Material Adverse Effect.  To Empire’s Knowledge, no Claim has been made by any other Person threatening or contesting the validity, enforceability, ownership or license or use of Empire’s or CLIC’s Intellectual Property (including any demand or request that Empire or CLIC license any rights from a third party), or the sale of any products or services by Empire or CLIC, nor does Empire have any Knowledge of any facts that indicate a likelihood that any such Claim will be made.  To Empire’s Knowledge, no Person has infringed, misappropriated or otherwise violated any of the rights of Empire or CLIC in its Intellectual Property.

3.14     Empire Contracts.  Schedule 3.14 sets forth a list of all Material Empire Contracts and a summary of the material terms and conditions of all verbal Material Empire Contracts setting forth, in each case, whether Empire or CLIC is a party to such Material Empire Contract.  Each Material Empire Contract is valid, binding and enforceable against either Empire or CLIC, and, to Empire’s Knowledge, the other parties thereto, in accordance with its terms, and is in full force and effect.  With respect to each Material Empire Contract, to Empire’s Knowledge, no event or condition has occurred or is alleged in writing to have occurred that constitutes or (with notice or the passage of time or both) would constitute a default by either Empire or CLIC or a basis of force majeure or other Claim of any other party thereto of excusable delay, termination, nonperformance or accelerated or increased rights.  With respect to each Material Empire Contract, to Empire’s Knowledge, no event or condition has occurred or is alleged to have occurred that constitutes or (with notice or the passage of time or both) would constitute a default by any Person (other than Empire or CLIC) or a basis of force majeure or other Claim of either Empire or CLIC of excusable delay, termination, nonperformance or accelerated or increased rights.

3.15     Environmental Matters.  Empire is in compliance with all Environmental Laws, except where noncompliance would not have an Empire Material Adverse Effect.  There is no environmental litigation or arbitration, or other environmental Proceeding, pending or, to Empire’s Knowledge, threatened, by any Governmental Authority or any other Person with respect to the Empire Business.  To Empire’s Knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure or that would otherwise have an Empire Material Adverse Effect.  To Empire’s knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties leased by Empire or CLIC in violation of any Environmental Laws.

3.16     Employee Matters.

(a)           Set forth on Schedule 3.16 is a list of each employee of Empire and CLIC, with annual aggregate compensation in excess of $50,000, including such employee’s job title, current compensation paid or payable, vacation accrued and service credited for purposes of vesting and eligibility for severance pay or participating in any Empire Employee Benefit Plan.  Except as disclosed on Schedule 3.16, the employment of each employee of Empire and CLIC is terminable at will and no such employee has been granted the right to continued employment by Empire or CLIC or to any material compensation following termination of employment with Empire or CLIC.

(b)           Neither Empire nor CLIC is or, to the Knowledge of Empire since December 31, 2003 has been:  (i) a party to or otherwise bound by any collective bargaining Contract, (ii) a party to, involved in or, to Empire’s Knowledge, threatened by, any labor dispute, union organizing drive or unfair labor practice charge, (iii) to Empire’s Knowledge engaged in any unfair labor practices or (iv) subject to any general work stoppage or slowdown.

(c)           Except as disclosed on Schedule 3.16, there are no outstanding Claims against Empire or CLIC asserted by or on behalf of any present or former employee or job applicant.  To Empire’s Knowledge, neither Empire nor CLIC has received any notice from any Person asserting any Claims against it relating to discrimination or occupational safety in employment or employment practices in relation to the Empire Business.

3.17     Employee Benefit Matters.

(a)           Schedule 3.17 lists all Empire Employee Benefit Plans.  Empire has provided or made available to Regis a complete copy of each Empire Employee Benefit Plan as well as, if applicable, a complete copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, the most recent determination letter received by Empire from the IRS and the most recent Form 5500 annual report filed for each applicable Empire Employee Benefit Plan.

(b)           Neither Empire nor CLIC has ever maintained, contributed to or had any obligation under any defined benefit pension plan, including any multiemployer pension benefit plan (as defined in Section 3(37) of ERISA).

(c)           Except as disclosed on Schedule 3.17(c), each Empire Employee Benefit Plan has been maintained, operated and administered, in all material respects, in compliance with its terms and any related documents and Contracts and the applicable provisions of ERISA, the Code and other applicable Legal Requirements, except in any case in which such Empire Employee Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in all material respects in accordance with such provision of ERISA or the Code.

(d)           With respect to each Empire Employee Benefit Plan, there are no pending or, to the Knowledge of Empire, threatened Claims or Proceedings for benefits that have been denied, or any similar Claims or Proceedings that may result in material liability to Empire or CLIC.

(e)           No fiduciary, party in interest, or disqualified person with respect to any of the Empire Employee Benefit Plans has engaged in any transaction described in Section 406(a) or 406(b) of ERISA (and not exempt under Section 408 of ERISA) or in any transaction described in Section 4975 of the Code.

(f)            No Empire Employee Benefit Plan provides, with respect to employees of Empire or CLIC, death or medical benefits beyond termination of service or retirement other than (i) coverage mandated by Legal Requirements or (ii) benefits under an Empire Employee Benefit Plan qualified under Section 401(a) of the Code.

(g)           Each of Empire and CLIC has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Empire Employee Benefit Plan as required to be made under the terms of such Empire Employee Benefit Plan.

3.18     Taxes.

Except as otherwise disclosed on Schedule 3.18:

(a)           All Tax Returns required to be filed by or on behalf of Empire or CLIC (including any consolidated, combined or unitary group of which Empire or CLIC is or was a member) have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of Empire or CLIC (whether or not shown on any Tax Return), have been fully and timely paid.  The parties acknowledge that federal, state and local tax returns for the tax years ended September 30, 2006 and the period from October 1, 2006 to date of Closing have not been filed at this time, and Taxes related to those periods will be due and payable upon filing.  All such Taxes are properly accrued on the balance sheet of each of Empire and CLIC as at the Closing Date.  All Tax exposures have been evaluated for all open tax years and jurisdictions and appropriate tax reserves have been established.  All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of Empire and CLIC.

(b)           Each of Empire and CLIC has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Legal Requirements.

(c)           Empire has provided Regis with correct and complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of each of Empire and CLIC relating to the taxable periods December 31, 2002 or later and (ii) each available audit report relating to any Taxes due from or with respect to Empire or CLIC that was issued with respect to periods ending December 31, 2002 and later.  Where Empire or CLIC filed as part of an Empire consolidated, combined or unitary tax return, a separate company proforma tax return reflecting the income, expenses and all tax attributes as reported to the Taxing Authority was provided.

(d)           To the Knowledge of Empire,  no Claim has been made by a Taxing Authority in a jurisdiction where Empire or CLIC does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e)           To the Knowledge of Empire, and except as otherwise disclosed on Schedule 3.18, (i) all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, Empire or CLIC have been fully paid, and (ii) there are no other audits or investigations by any Taxing Authority in progress, nor has Empire or CLIC received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  To the Knowledge of Empire, and except as otherwise disclosed on Schedule 3.18, no issue has been raised, in writing, by a Taxing Authority in any prior examination of Empire or CLIC which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)            Neither Empire nor CLIC, nor any other Person on their behalf, has executed or entered into any written Contract with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written Contract executed or entered into on behalf of any of them with any Taxing Authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Legal Requirement.

(g)           No property owned by Empire or CLIC is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any Legal Requirement comparable to any of the provisions listed above.

(h)           Neither Empire nor CLIC is a party to any Tax sharing, allocation, indemnity or similar Contract (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing Date.

(i)            To the Knowledge of Empire, neither Empire nor CLIC has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a member of group of which Empire is the common parent.

(j)            To the Knowledge of Empire, neither Empire nor CLIC has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

3.19     Transactions with Related Persons.  Except as set forth on Schedule 3.19, no current employee, consultant, holder of Securities, officer or director of Empire or CLIC or any other current Affiliate of Empire or CLIC (each, an “Empire Related Person”) has any obligation for borrowed money or any other material obligation, existing, contingent or otherwise, to Empire or CLIC, nor does Empire or CLIC have any such obligation to any Empire Related Person.  To Empire’s Knowledge, no Empire Related Person holds, directly or indirectly, any Securities in any Person (a) who is an Affiliate of Empire or CLIC, (b) with whom Empire or CLIC has a material business relationship, or (c) who competes with the Empire Business except, in the case of clause (c), for ownership by an Empire Related Person of less than one percent of the outstanding Securities of a publicly traded company that competes with Empire or CLIC.  To Empire’s Knowledge, no Empire Related Person has a direct or indirect interest in any Empire Contract.

3.20     Insurance.  Set forth on Schedule 3.20 is a list of all policies of insurance with respect to the Empire Business to which Empire or CLIC is a party or under which either of them, or any officer or director of either of them is covered, and all such policies are outstanding and in full force and effect.  Set forth on Schedule 3.20 is a description of the categories of risks against which Empire or CLIC is self-insured (including by self-insurance with Empire) together with the corresponding coverage and deductible amounts.  No event or condition has become Known to Empire or to its Knowledge is alleged to have occurred that constitutes (or with notice or the passage of time or both) would constitute a breach or default of any provision contained in any such policy, nor to its Knowledge has there been any failure to give any notice or present in a timely fashion any Claim under any such policy or in the manner or detail required by such policy.  Except as set forth on Schedule 3.20:  (a) all of such coverages are provided on an “occurrence” (as opposed to a “claims made”) basis, (b) there are no outstanding Claims under such policies, (c) there are no premiums or other payments due by Empire or CLIC under such policies that remain unpaid after the due date therefor, (d) since December 31, 2003, no written notice of cancellation or non-renewal with respect to, or to its Knowledge any disallowance of any material Claim under, any such policy has been received by Empire or CLIC, and (e) to its Knowledge neither Empire nor CLIC has been refused any insurance, nor has any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance since December 31, 2003

3.21     Disclosure.  No representation or warranty by Empire in this Article 3 (taking into account the disclosures on the Schedules thereto) contains any untrue statement of a material fact or fails to state a fact necessary to make the statements made therein not materially misleading.  Empire does not have any Knowledge of any fact or condition that has or would in the future be likely to have an Empire Material Adverse Effect that has not been set forth herein.

3.22     Securities Act.

(a)           The Empire Shares will be acquired by Empire solely for its own account, for investment, and not with a view to any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or the applicable securities laws of any state or other jurisdiction.

(b)           Empire understands that the Empire Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state or other jurisdiction securities laws or unless an exemption from such registration becomes or is available.

(c)           Empire is financially able to hold the Empire Shares for long-term investment and recognizes that there are substantial risks involved in the ownership of the Empire Shares and that there can be no assurance that Empire’s or Newco’s business objectives will be reached.

(d)           Empire has such knowledge and experience in financial and business matters that Empire is capable of evaluating the merits and risks of the prospective investment in the Empire Shares.

(e)           Empire is an “accredited investor,” as defined under Rule 501(a) promulgated under the Securities Act.

(f)            Empire understands that no public market now exists for the Empire Shares and that no assurance can be given that a public market will ever exist for the Empire Shares.

(g)           Empire and its representatives and agents have had an opportunity to discuss Regis’ management, business plan and financial condition with Regis.

3.23     Brokers.  Neither Empire nor CLIC has retained any broker, finder or investment banking firm or any other Person to act on its behalf in connection with the transactions contemplated by this Agreement and no other Person is entitled, as a result of any agreement of Empire or its Affiliates, to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

3.24     Knowledge of Breaches.   Empire does not have any Knowledge that Regis is in breach of any representation or warranty in Article 4 as of the date of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF REGIS

Regis represents and warrants to Empire as follows:

4.1       Authority; Enforceability.  The execution, delivery and performance by Regis of this Agreement and each Ancillary Agreement to which Regis is a party and the consummation by Regis of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Regis (including any requisite shareholder and director consent).  This Agreement has been, and each Ancillary Agreement to which Regis is a party will be, duly and validly executed and delivered by Regis, and constitutes, and will constitute, the valid and binding obligation of Regis enforceable against Regis in accordance with its respective terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and relief of debtors or (ii) as limited by Legal Requirements governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.  Regis has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or will be, a party and to consummate the transactions contemplated hereby and thereby.

4.2       Consents; Non-Contravention.

(a)           Except as set forth on Schedule 4.2, and except for (a) the Regis Educational Consents that must be obtained from the Educational Bodies set forth on Schedule 4.8 and (b) the requirement referred to in Section 9.15 hereof (relating to the HSR Act and Rules), no consent, approval, authorization, exemption or waiver of, filing with or notice to any Person is required to be obtained, given or made, as applicable, in connection with the execution, delivery and performance by Regis of this Agreement or any Ancillary Agreement to which it is a party, or the consummation by Regis of the transactions contemplated hereby and thereby.

(b)           The execution, delivery and performance by Regis of this Agreement and the Ancillary Agreements to which Regis is a party, and the consummation by Regis of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time or both:

(i)            except as set forth on Schedule 4.2, contravene, conflict with or violate any Regis Governmental Authorization or Legal Requirement to which Regis, any Regis Subsidiary or any of the Regis Assets is subject;

(ii)           except as set forth on Schedule 4.2, contravene, conflict with or violate any Order applicable to Regis, any Regis Subsidiary or any of the Regis Assets;

(iii)          contravene, conflict with or violate any provision of the Governing Documents of Regis or any Regis Subsidiary;

(iv)          except as set forth on Schedule 4.2, contravene, conflict with, violate, result in a breach of, constitute a default under, result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, any Regis Contract; or

(v)           except as set forth on Schedule 4.2, (A) result in the creation or imposition of any Encumbrance upon any of the Regis Assets or any of the outstanding shares of any of the Regis Subsidiaries or (B) give to any other Person any interest or right therein;

other than, in all of the foregoing cases, for those matters that, individually or in the aggregate, neither would materially adversely affect the consummation of the transactions contemplated hereby nor would have a Regis Material Adverse Effect.  The consents, approvals, authorizations, exemptions or waivers, filings and notices listed on Schedule 4.2 are referred to as the “Regis Other Consents.”

4.3       Subsidiaries.  To the Knowledge of Regis, except for the Regis Subsidiaries, and as set forth on Schedule 4.3, neither Regis nor any Regis Subsidiary owns or controls, directly or indirectly, any Securities of or other investment in any other Person engaged in the cosmetology school business (other than with respect to the Excluded Regis Business), or owns or controls any interest in any joint venture or similar arrangement with any other Person engaged in the cosmetology school business (other than with respect to the Excluded Regis Business).  Regis does not directly engage in the Regis Business, and only engages therein indirectly, through its ownership interests in the Regis Subsidiaries (other than with respect to the Excluded Regis Business).

4.4       Organization.  Regis and each Regis Subsidiary is the type of entity set forth opposite its name on Schedule 4.4 hereto, and is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of formation, which jurisdiction is set forth opposite its name on Schedule 4.4 hereto.  Each Regis Subsidiary has the requisite corporate power and authority to carry on the Regis Business and to own, lease and/or use the Regis Assets owned, leased and/or used by it.  Each Regis Subsidiary is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions listed on Schedule 4.4, which are the only jurisdictions where the nature of the Regis Assets or the nature of the Regis Business makes such qualification necessary, except to the extent the failure to be so qualified and in good standing would not have a Regis Material Adverse Effect.

4.5       Capitalization.  The authorized and issued and outstanding Securities of each Regis Subsidiary are set forth on Schedule 4.5 hereto.  All issued and outstanding Securities of each Regis Subsidiary are owned of record and beneficially by Regis, free and clear of all Encumbrances, were duly authorized and validly issued in compliance with all Legal Requirements and are fully paid and non-assessable.  Neither Regis nor, to the Knowledge of Regis, any other Person, is a party to or bound by any Contract relating to any such Securities.

4.6       Books and Records; Financial Statements.

(a)           The books of account and stock record books, and to the Knowledge of Regis the minute books and other books and records, of the Regis Subsidiaries are complete and correct in all material respects.  The books of account of Regis (to the extent relating to the Regis Business) and the Regis Subsidiaries fairly reflect in reasonable detail and in all material respects the Regis Assets and the Regis Subsidiaries’ liabilities and transactions in accordance with GAAP for Regis and in accordance with GAAP and GAGAS for the Regis Subsidiaries.

(b)           Except for as set forth on Schedule 4.6, the audited balance sheet of each Regis Subsidiary as of June 30, 2006 and June 30, 2005 and the related Statements of Operations, Changes in Shareholders’ Equity and Income and Statements of Cash Flows for the years ended June 30, 2006 and June 30, 2005 (in each case for each such Regis Subsidiary that was owned by Regis on such respective dates),  the unaudited consolidated and consolidating balance sheet of the Regis Subsidiaries as of December 31, 2006 (such unaudited balance sheet, the “Regis Balance Sheet”), and the related Statements of Operations, Changes in Shareholders’ Equity and Cash Flows for the six-month period ended December 31, 2006 (together, the “Regis Financial Statements”), are attached hereto as Exhibit D and, except as noted in the Regis Financial Statements or set forth on Schedule 4.6, (i) were prepared in accordance with GAAP for Regis and the Regis Subsidiaries and, where audited, were audited in compliance with GAGAS for the Regis Subsidiaries and (ii) present fairly, in all material respects, the financial position, changes in shareholders’ equity, results of operations and cash flows of the Regis Subsidiaries as of such dates and for the periods then ended (in each case subject to normal year-end adjustments which are not material in the aggregate and lack of footnotes).

4.7       No Undisclosed Liabilities.  No Regis Subsidiary has any material liability or material obligation of the nature required to be disclosed in financial statements prepared in accordance with GAAP, except (a) to the extent reflected as a liability on the Regis Balance Sheet or disclosed in the footnotes thereto or set forth on Schedule 4.7, (b) current liabilities and obligations incurred in the ordinary course of business subsequent to December 31, 2006 (the “Regis Balance Sheet Date”) and (c) liabilities and obligations incurred in the ordinary course of business and not required under GAAP or GAGAS to be reflected or disclosed in the Regis Financial Statements.

4.8       Compliance with Laws.

(a)           Each of Regis and each Regis Subsidiary is, and since January 1, 2004 (the “Regis Compliance Date”), has been in material compliance with all Legal Requirements applicable to any Regis Subsidiary or to the conduct of the Regis Business and, since the Regis Compliance Date, neither Regis nor any Regis Subsidiary has received any written notice of an actual, possible or alleged violation of any such Legal Requirement with respect to the Regis Business, except for any such failures to comply or violations that would not have a Regis Material Adverse Effect.  No event has occurred or circumstance exists that (with or without notice or lapse of time or both) could reasonably be expected to constitute or result in a violation by Regis or any Regis Subsidiary of, or a failure by Regis or any Regis Subsidiary to comply with, any Legal Requirement with respect to the Regis Business, except for any violation or failure that would not have a Regis Material Adverse Effect.

(b)           Regis owns and operates a total of 32 “proprietary institutions of higher education” as defined at 34 C.F.R. § 600.5 (each a “Regis Institution”).  Schedule 4.8 provides a complete list of all Regis Institutions, including the identity of each main campus and each “additional location” as that term is used in 34 C.F.R. § 600.32.

(c)           Set forth on Schedule 4.8 is a list of all Educational Body consents, approvals, accreditations, licenses, authorizations, exemptions, waivers, permits, or certifications material to the operation of the Regis Business or required for each Regis Institution to participate in Title IV Programs (the “Regis Educational Approvals”).  Each Regis Educational Approval is in full force and effect in favor of Regis or any Regis Subsidiary, as applicable, and since the Regis Compliance Date, the Regis Business has been conducted in material compliance with each Regis Educational Approval.  No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in (i) a material violation by Regis or any Regis Subsidiary of, or material failure by either of them to comply with, any Regis Educational Approval or (ii) the revocation, suspension or termination of any Regis Educational Approval.  Neither Regis nor any Regis Subsidiary has received, at any time since the Regis Compliance Date, any written notice of any actual, possible or alleged material violation of any Regis Educational Approval.

(d)           Schedule 4.8 (i) sets forth all Educational Bodies whose consent, approval, accreditation, license, authorization, exemption, waiver, permit, or certification is required for each Regis Institution to participate in the Title IV Programs and to continue to operate the Regis Business subsequent to the consummation of the transactions contemplated in this Agreement, including but not limited to the DOE, the Minnesota Board of Cosmetology and Barber Examiners, and NACCAS (“Regis Educational Consents”) and (ii) specifies whether each such Regis Educational Consent must be obtained before or after the Closing Date.

(e)           Regis and each of the Regis Subsidiaries are and, since the Regis Compliance Date, have been in material compliance with all applicable rules, regulations and requirements pertaining to each Institution’s participation in any student financial assistance program, including, but not limited to, the Title IV programs. Except as disclosed in Schedule 4.8, there are, to the Knowledge of Regis and each Regis Subsidiary, no facts, circumstances or omissions with respect to any Institution that could result in a finding of material noncompliance with regard to such rules, regulations and requirements. Without limiting the foregoing representation:

(i)            Schedule 4.8 sets forth each Regis Institution’s OCDR for FFELP loans or FDLP loans, for the three most recent years for which such official rates have been published by the DOE, as well as a complete list of the most recent draft cohort default rates on FFELP or FDLP loans issued by the DOE to each Regis Institution.  Schedule 4.8 sets forth each Regis Institution’s OCDR on FPLP loans for the three most recent years in which such official rates have been published by the DOE for each Regis Institution which participated in such loan program;

(ii)           Since the Regis Compliance Date, (i) Regis and each Regis Subsidiary have at all times complied in all material respects with Educational Body requirements and regulations relating to (A) the implementation of a fair and equitable refund policy and (B) the implementation of DOE’s “return of Title IV funds” requirements, and (ii) any and all refunds or returns required thereunder have been accurately calculated and timely paid in all material respects.  Regis and each Regis Subsidiary have at all times complied in all material respects with each limitation in 34 C.F.R. §600.7;

(iii)          No Regis Institution has derived more than ninety percent (90%) of its revenues from Title IV Program funds, as determined in accordance with DOE’s “90/10 Rule” as codified at 34 C.F.R. § 600.5(a)(8) for any fiscal year, or applicable 12-month period,

ended on or after the Regis Compliance Date.   Schedule 4.8 (A) identifies those periods ended on or after December 31, 2002 for which a stub audit was submitted without a “90/10 Rule” calculation, (B) identifies any stub periods ended on or after December 31, 2002 for which an audit was not required, and (C) sets forth, for each period ended on or after December 31, 2002 for which an audit was submitted with a “90/10 Rule” calculation (whether a stub period, fiscal year, or applicable 12-month period), the percentage of Title IV Program funds received by each Regis Institution, as calculated pursuant to such “90/10 Rule”;

(iv)          Except as disclosed in Schedule 4.8, no Regis Institution has been (i) found to lack “financial responsibility” as that term is used in 34 C.F.R. Subpart L, (ii) required to post a letter of credit in favor of DOE to establish its financial responsibility or to satisfy the requirements of 34 C.F.R. § 668.173 regarding late returns of Title IV Program funds, or (iii) placed on any form of heightened cash monitoring or reimbursement with respect to its receipt of Title IV Program funding;

(v)           No Compliance Review has resulted in the imposition of liabilities, for any particular audit or review, which collectively exceed 2.5% of the Title IV Program funding received by such Regis Institution in the prior fiscal year, or any liability, financial or otherwise, that individually or in the aggregate adversely impacted Regis, any Regis Subsidiary, or any Regis Institution; and

(vi)          Regis has provided Empire with true and complete copies of all correspondence, including any relating to an intent to limit, suspend, terminate, revoke, cancel, not renew, or condition any Regis Educational Approval, or any Compliance Review, but excluding general and routine correspondence, received from or sent by or on behalf of Regis (to the extent relating to the Regis Business) or any Regis Subsidiary to the DOE, the Minnesota Board of Cosmetology and Barber Examiners, NACCAS, or any other Educational Body, to the extent that such correspondence was sent or received since the Regis Compliance Date or relates to any issue that remains pending.

4.9       Litigation.  Except as set forth on Schedule 4.9:

(a)           There is no (i) outstanding Order against Regis (to the extent relating to the Regis Business), any Regis Subsidiary or any of the Regis Assets or (ii) Proceeding pending or, to the Knowledge of Regis, threatened against any Regis Subsidiary, the Regis Business or any of the Regis Assets, except, in each of the foregoing cases, for any such matter that would not have a Regis Material Adverse Effect or would not reasonably be expected to adversely affect the consummation by Regis of the transactions contemplated by this Agreement and the Ancillary Agreements or the compliance by Regis with the terms and conditions of this Agreement and the Ancillary Agreements.

(b)           To Regis’ Knowledge, there is no (i) outstanding Order against any officer, director or employee of any Regis Subsidiary or (ii) Proceeding pending or threatened against any such officer, director or employee that, in either of the foregoing cases, would have a Regis Material Adverse Effect or would reasonably be expected to affect the consummation by Regis of the transactions contemplated by this Agreement and the Ancillary Agreements or the compliance by Regis with the terms and conditions of this Agreement and the Ancillary Agreements.

4.10     Absence of Certain Changes or Events.  Except as set forth on Schedule 4.10 or as required to comply with Regis’ covenants or obligations, or to satisfy the conditions to Empire’s obligations, under this Agreement, or as permitted by Section 7.4, since the Regis Balance Sheet Date, Regis and the Regis Subsidiaries have conducted the Regis Business only in the ordinary course consistent with past practice and there has been no Regis Material Adverse Effect.  Without limiting the foregoing, except as set forth on Schedule 4.10, since the Regis Balance Sheet Date, there has not been any:

(a)           change in any Regis Subsidiary’s authorized or issued Securities, purchase, redemption or other acquisition by any Regis Subsidiary of any of its Securities or declaration or making of any dividend, distribution or other payment by any Regis Subsidiary in respect of its Securities;

(b)           Encumbrance imposed on any of the Regis Assets or the outstanding shares of stock of the Regis Subsidiaries;

(c)           sale or other disposition or transfer of any Regis Assets with an individual value of more than $50,000 or an aggregate value of more than $200,000, except, in both cases, for sales of inventory in the ordinary course of business consistent with past practice;

(d)           capital expenditure or authorization of capital expenditure with respect to the Regis Business of $50,000 individually or $200,000 in the aggregate in excess of the Regis Subsidiaries’ capital expenditure budget for the relevant time period;

(e)           material change in any method of keeping Regis’ (with respect to the Regis Business) or any Regis Subsidiary’s books of account or accounting practices, including any change or modification to its existing credit, collection or payment policies, procedures or practices;

(f)            damage or destruction of, or loss to, any of the Regis Assets, other than those that would not have a Regis Material Adverse Effect;

(g)           waiver or release of any material Claim of Regis (with respect to the Regis Business) or any Regis Subsidiary;

(h)           amendment or other material change to any Regis Governmental Authorization, Regis Contract or Governing Document of Regis or any Regis Subsidiary; or

(i)            agreement or commitment by Regis or any Regis Subsidiary to do any of the foregoing.

4.11     Title to Assets.  Each Regis Subsidiary has good and valid title to all of the Regis Assets owned by it and, in the case of leased Regis Assets, to its leasehold interests, excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since Regis Balance Sheet Date, free and clear of all Encumbrances.

Except as set forth on Schedule 4.11, the Regis Assets constitute all of the material assets and properties necessary to operate the Regis Business consistent with past practice.  Except as set forth on Schedule 4.11, no Regis Subsidiary owns, nor has it ever owned, any real property.

4.12     Inventory; Accounts Receivable.

(a)           All inventories of supplies and finished goods of the Regis Subsidiaries (“Regis Inventories”) are usable and, with respect to finished goods, saleable by the applicable Regis Subsidiary in the ordinary course of its business, except for obsolete items and items of below-standard quality, which have been written off or written down to net realizable value on the Regis Balance Sheet.  In the aggregate the Regis Inventories are not excessive, and are reasonable based on the business and operations of the Regis Subsidiaries.

(b)           Except as set forth on Schedule 4.12, all of the accounts and notes receivable of the Regis Subsidiaries represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of the Regis business, are not, to Regis’ Knowledge, subject to any material defenses, counterclaims or offsets and have been billed and are generally due within 30 days of billing.

4.13     Intellectual Property.

(a)           Schedule 4.13 sets forth a list of all registered trademarks and servicemarks, registered tradenames and servicenames, registered copyrights, issued patents, patent applications, domain names and proprietary software that are material to the Regis Business, and indicates whether such items of Intellectual Property are owned by the applicable Regis Subsidiary, or are owned by any other Person and licensed to Regis or the applicable Regis Subsidiary, and whether such items of Intellectual Property are licensed or sublicensed by Regis or the applicable Regis Subsidiary to any other Person.  All registrations owned by or on behalf of Regis or any Regis Subsidiary, and applications to Governmental Authorities in respect of such Intellectual Property, are valid and in full force and effect.

(b)           To Regis’ Knowledge, no loss or expiration of Intellectual Property of the Regis Subsidiaries is pending or threatened in writing, and each Regis Subsidiary has taken commercially reasonable actions to maintain and protect such Intellectual Property.  To Regis’ Knowledge, the owners of any Intellectual Property licensed to any Regis Subsidiary have taken commercially reasonable actions to maintain and protect such licensed Intellectual Property.  The conduct of the Regis Business has not infringed, misappropriated or conflicted with, and does not infringe, misappropriate or conflict with, the rights of any other Person, except for any such matter that would not have a Regis Material Adverse Effect.  To Regis’ Knowledge, no Claim has been made by any other Person threatening or contesting the validity, enforceability, ownership or license or use of any Regis Subsidiary’s Intellectual Property (including any demand or request that Regis or such Regis Subsidiary license any rights from a third party), or the sale of any products or services by the Regis Subsidiaries, nor does Regis have any Knowledge of any facts that indicate a likelihood that any such Claim will be made.  To Regis’

Knowledge, no Person has infringed, misappropriated or otherwise violated any of the rights of any Regis Subsidiary in its Intellectual Property.

4.14     Regis Contracts.  Schedule 4.14 sets forth a list of all Material Regis Contracts and a summary of the material terms and conditions of all verbal Material Regis Contracts setting forth, in each case, the Regis Subsidiary that is a party to such Material Regis Contract.  Regis is not a party to any Material Regis Contract.  Each Material Regis Contract is valid, binding and enforceable against the applicable Regis Subsidiary, and, to Regis’ Knowledge, the other parties thereto, in accordance with its terms, and is in full force and effect.  With respect to each Material Regis Contract, to Regis’ Knowledge, no event or condition has occurred or is alleged in writing to have occurred that constitutes or (with notice or the passage of time or both) would constitute a default by any Regis Subsidiary or a basis of force majeure or other Claim of any other party thereto of excusable delay, termination, nonperformance or accelerated or increased rights.  With respect to each Material Regis Contract, to Regis’ Knowledge, no event or condition has occurred or is alleged to have occurred that constitutes or (with notice or the passage of time or both) would constitute a default by any Person (other than any Regis Subsidiary) or a basis of force majeure or other Claim of any Regis Subsidiary of excusable delay, termination, nonperformance or accelerated or increased rights.

4.15     Environmental Matters.  Regis (with respect to the Regis Business) and each Regis Subsidiary is in compliance with all Environmental Laws, except where noncompliance would not have a Regis Material Adverse Effect.  There is no environmental litigation or arbitration, or other environmental Proceeding, pending or, to Regis’ Knowledge, threatened, by any Governmental Authority or any other Person with respect to the Regis Business.  To Regis’ Knowledge, with respect to the Regis Business no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure or that would otherwise have a Regis Material Adverse Effect.  To Regis’ Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties leased by Regis or any of the Regis Subsidiaries in connection with the Regis Business in violation of any Environmental Laws.

4.16     Employee Matters.

(a)           Set forth on Schedule 4.16 is a list of each employee of each Regis Subsidiary with annual aggregate compensation in excess of $50,000, including such employee’s job title, current compensation paid or payable, vacation accrued and service credited for purposes of vesting and eligibility for severance pay or participating in any Regis Employee Benefit Plan.  Except as disclosed on Schedule 4.16, the employment of each such employee is terminable at will and no such employee has been granted the right to continued employment by any Regis Subsidiary or to any material compensation following termination of employment with any Regis Subsidiary.

(b)           Neither Regis (with respect to the Regis Business) nor any Regis Subsidiary is or, to the Knowledge of Regis since December 31, 2003 has been:  (i) a party to or otherwise bound by any collective bargaining Contract, (ii) a party to, involved in or, to Regis’ Knowledge, threatened by, any labor dispute, union organizing drive or unfair labor practice charge, (iii) to Regis’ Knowledge engaged in any unfair labor practices or (iv) subject to any general work stoppage or slowdown.

(c)           Except as disclosed on Schedule 4.16, there are no outstanding material Claims against Regis (with respect to the Regis Business) or any Regis Subsidiary asserted by or on behalf of any present or former employee or job applicant.  To Regis’ Knowledge, neither Regis nor any Regis Subsidiary has received any notice from any Person asserting any Claims against it relating to discrimination or occupational safety in employment or employment practices in relation to the Regis Business.

4.17     Employee Benefit Matters.

(a)           Schedule 4.17 lists all Regis Employee Benefit Plans.  Regis has provided or made available to Empire a complete copy of each Regis Employee Benefit Plan as well as, if applicable, a complete copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, the most recent determination letter received by Regis from the IRS and the most recent Form 5500 annual report filed for each applicable Regis Employee Benefit Plan.

(b)           Neither Regis (with respect to any employee of a Regis Subsidiary) nor any Regis Subsidiary has ever maintained, contributed to or had any obligation under any defined benefit pension plan, including any multiemployer pension benefit plan (as defined in Section 4(37) of ERISA).

(c)           Each Regis Employee Benefit Plan has been maintained, operated and administered, in all material respects, in compliance with its terms and any related documents and Contracts and the applicable provisions of ERISA, the Code and other applicable Legal Requirements, except in any case in which such Regis Employee Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in all material respects in accordance with such provision of ERISA or the Code.

(d)           With respect to each Regis Employee Benefit Plan, there are no pending or, to the Knowledge of Regis, threatened Claims or Proceedings for benefits that have been denied, or any similar Claims or Proceedings that may result in material liability to any Regis Subsidiary.

(e)           No fiduciary, party in interest, or disqualified person with respect to any of the Regis Employee Benefit Plans has engaged in any transaction described in Section 406(a) or 406(b) of ERISA (and not exempt under Section 408 of ERISA) or in any transaction described in Section 4975 of the Code.

(f)            No Regis Employee Benefit Plan provides, with respect to employees of any Regis Subsidiary, death or medical benefits beyond termination of service or retirement other than (i) coverage mandated by Legal Requirements or (ii) benefits under a Regis Employee Benefit Plan qualified under Section 401(a) of the Code.

(g)           Each of Regis and each Regis Subsidiary has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Regis Employee Benefit Plan as required to be made under the terms of such Regis Employee Benefit Plan.

4.18     Taxes.  Except as otherwise disclosed on Schedule 4.18:

(a)           All Tax Returns required to be filed by or on behalf of any Regis Subsidiary (including any consolidated, combined or unitary group of which any Regis Subsidiary is or was a member) have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of each Regis Subsidiary (whether or not shown on any Tax Return), have been fully and timely paid.  The parties acknowledge that federal, state and local tax returns for the tax years ended June 30, 2006 and the period from July 1, 2006 to date of Closing have not been filed at this time, and Taxes related to those periods will be due and payable upon filing.  All such Taxes are properly accrued on the balance sheet of each Regis Subsidiary as at the Closing Date.  All Tax exposures have been evaluated for all open tax years and jurisdictions and appropriate tax reserves have been established.  All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of each Regis Subsidiary.

(b)           Each Regis Subsidiary has complied in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Legal Requirements.

(c)           Regis has provided Empire with correct and complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of each Regis Subsidiary relating to the taxable periods beginning with the date of acquisition by Regis and, if in the possession of Regis or any Regis Subsidiary, any other such Tax Returns for period ending December 31, 2002 or later and (ii) each available audit report relating to any Taxes due from or with respect to any Regis Subsidiary that was issued with respect to periods ending December 31, 2002 and later.   Where the Regis Subsidiary filed as part of a Regis consolidated, combined or unitary tax return, a separate company proforma tax return reflecting the income, expenses and all tax attributes as reported to the Taxing Authority was provided.

(d)           To the Knowledge of Regis,  no Claim has been made by a Taxing Authority in a jurisdiction where any Regis Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e)           To the Knowledge of Regis, and except as otherwise disclosed on Schedule 4.18, (i) all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, any Regis Subsidiary have been fully paid, and (ii) there are no other audits or investigations by any Taxing Authority in progress, nor has any Regis Subsidiary received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  To the Knowledge of Regis, and except as otherwise disclosed on Schedule 4.18, no issue has been raised, in writing, by a Taxing Authority in any prior examination of any Regis Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)            No Regis Subsidiary, nor any other Person on their behalf, has executed or entered into any written Contract with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written Contract executed or entered into on behalf of any of them with any Taxing Authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Legal Requirement.

(g)           No property owned by any Regis Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any Legal Requirement comparable to any of the provisions listed above.

(h)           No Regis Subsidiary is a party to any Tax sharing, allocation, indemnity or similar Contract (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing Date.

(i)            To the Knowledge of Regis, no Regis Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a member of group of which Regis is the common parent.

(j)            To the Knowledge of Regis, no Regis Subsidiary has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

4.19     Transactions with Related Persons.  Except as set forth on Schedule 4.19, no current employee, consultant, officer, director or holder of Securities of any Regis Subsidiary, or any other current Affiliate of any Regis Subsidiary (each, a “Regis Related Person”) has any obligation for borrowed money or any other material obligation, existing, contingent or otherwise, to any Regis Subsidiary, nor does any Regis Subsidiary have any such obligation to any Regis Related Person.  To Regis’ Knowledge, no Regis Related Person holds, directly or indirectly, any Securities in any Person (a) who is an Affiliate of Regis or any Regis Subsidiary, (b) with whom Regis (to the extent relating to the Regis Business) or any Regis Subsidiary has a material business relationship, or (c) who competes with the Regis Business except, in the case of clause (c), for ownership by a Regis Related Person of less than one percent of the outstanding

Securities of a publicly traded company that competes with the Regis Business.  To Regis’ Knowledge, no Regis Related Person has a direct or indirect interest in any Regis Contract.

4.20     Insurance.  Set forth on Schedule 4.20 is a list of all policies of insurance with respect to the Regis Business to which Regis or any Regis Subsidiary is a party or under which either of them, or any officer or director of either of them is covered, and all such policies are outstanding and in full force and effect.  Set forth on Schedule 4.20 is a description of the categories of risks against which any Regis Subsidiary is self-insured (including by self-insurance with Regis) together with the corresponding coverage and deductible amounts.  No event or condition has become Known to Regis or to its Knowledge is alleged to have occurred that constitutes (or with notice or the passage of time or both) would constitute a breach or default of any provision contained in any such policy, nor to its Knowledge has there been any failure to give any notice or present in a timely fashion any Claim under any such policy or in the manner or detail required by such policy.  Except as set forth on Schedule 4.20:  (a) all of such coverages are provided on an “occurrence” (as opposed to a “claims made”) basis, (b) there are no outstanding Claims under such policies, (c) there are no premiums or other payments due by Regis or any Regis Subsidiary under such policies that remain unpaid after the due date therefor, (d) since December 31, 2003, no written notice of cancellation or non-renewal with respect to, or to its Knowledge any disallowance of any material Claim under, any such policy has been received by Regis or any Regis Subsidiary, and (e) to its Knowledge neither Regis nor any Regis Subsidiary has been refused any insurance, nor has any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance since December 31, 2003.

4.21     Disclosure.  No representation or warranty by Regis in this Article 4 (taking into account the disclosures on the Schedules thereto) contains any untrue statement of a material fact or fails to state a fact necessary to make the statements made therein not materially misleading.  Regis does not have any Knowledge of any fact or condition that has or would in the future be likely to have a Regis Material Adverse Effect that has not been set forth herein.

4.22     Securities Act.

(a)           The Regis Shares will be acquired by Regis solely for its own account, for investment, and not with a view to any distribution thereof in violation of the Securities Act or the applicable securities laws of any state or other jurisdiction.

(b)           Regis understands that the Regis Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state or other jurisdiction securities laws or unless an exemption from such registration becomes or is available.

(c)           Regis is financially able to hold the Regis Shares for long-term investment and recognizes that there are substantial risks involved in the ownership of the Regis Shares and that there can be no assurance that Newco’s business objectives will be reached.

(d)           Regis has such knowledge and experience in financial and business matters that Regis is capable of evaluating the merits and risks of the prospective investment in the Regis Shares.

(e)           Regis is an “accredited investor,” as defined under Rule 501(a) promulgated under the Securities Act.

(f)            Regis understands that no public market now exists for the Regis Shares and that no assurance can be given that a public market will ever exist for the Regis Shares.

(g)           Regis and its representatives and agents have had an opportunity to discuss Empire’s management, business plan and financial condition with Empire.

4.23     Brokers.  Neither Regis nor any Regis Subsidiary has retained any broker, finder or investment banking firm or any other Person to act on its behalf in connection with the transactions contemplated by this Agreement and no other Person is entitled, as a result of any agreement of Regis or its Affiliates, to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

4.24     Knowledge of Breaches.   Regis does not have any Knowledge that Empire is in breach of any representation or warranty in Article 3 as of the date of this Agreement.

ARTICLE 5
COVENANTS OF EMPIRE

5.1       Conduct of Business Pending Closing.  Prior to the occurrence of the Closing, except as otherwise required by this Agreement, or unless Regis shall otherwise consent in writing, Empire shall, and shall cause CLIC to:  (a) carry on the Empire Business in the ordinary course and consistent with past practice including with respect to the advertising, marketing and recruiting support for the Empire Institutions, (b) use its commercially reasonable efforts to preserve intact the present business organization of Empire and CLIC and the goodwill of Empire and CLIC and (c) generally consult with Regis regarding material operations of the Empire Business.  Prior to the occurrence of the Closing, except as otherwise required by this Agreement, or unless Regis shall otherwise consent in writing, Empire shall not, and shall cause each Empire Subsidiary not to, take any action, the result of which would make any of the changes or events set forth in items (a) through (l) of Section 3.10 to occur or reasonably likely to occur.  Notwithstanding the foregoing provisions of this Section 5.1, prior to closing Empire shall have the right to redeem all of its outstanding shares of Class A Preferred Stock in accordance with the terms of such Class A Preferred Stock~~.~~

5.2       Access.  Prior to the occurrence of the Closing, Empire shall, and shall cause CLIC and Empire’s and CLIC’s Representatives to, provide Regis and its Representatives with such information as any of them may from time to time reasonably request with respect to the Empire Business and shall provide Regis and its Representatives with full access during regular business hours and upon reasonable notice to Empire, the properties, books, records and

Representatives of the Empire Business, and shall provide to Regis and its Representatives such financial, regulatory and accreditation, and operating data and other information concerning the Empire Business as Regis or any of its Representatives shall from time to time reasonably request and, if so reasonably requested by Regis, shall make copies of all such information for Regis.

5.3       Cooperation; Further Assurances.

(a)           Empire shall use its best efforts to proceed as promptly as possible in cooperation with Regis to (a) inform the Educational Bodies identified in Schedule 3.8 of the transactions contemplated by this Agreement, (b) inquire about any requirements to file applications, letters or other documents necessary to obtain the Empire Educational Consents, (c) file all notices and applications necessary to obtain the Empire Educational Consents as promptly as practicable following the signing of this Agreement, provided, however, that Empire shall provide Regis the option to review all notices and applications before they are filed, and (d) provide such other information as any such Educational Body may reasonably request in connection with the request for an Empire Educational Consent.

(b)           From time to time after the date hereof, Empire shall, and shall cause CLIC to, cooperate with, and provide reasonable assistance to, Regis to secure all Regis Educational Consents as shall be required to enable Regis to effect the transactions contemplated hereby and for Newco to operate the Regis Business after the Closing.  At any time or from time to time after the date hereof, Empire shall, and shall cause CLIC to, at the request of Regis, execute and deliver any further instruments or documents and take all such further actions as Regis shall request to evidence the consummation of the transactions contemplated hereby.  Empire shall provide Regis with advance written notice before it files any applications with any Educational Body for new locations or new or revised educational programs.  Empire will use commercially reasonable efforts to change the fiscal year-end applicable to Empire and CLIC (and to set a fiscal year-end for Newco) to be June 30th.

5.4       Fulfillment of Agreements.  Empire shall use all commercially reasonable efforts to cause the conditions to the obligations of Regis under Article 9 hereof to be satisfied at or prior to the occurrence of the Closing.  Prior to the occurrence of the Closing, Empire shall promptly notify Regis of (a) the occurrence of any breach of or failure to comply with any covenant or obligation of Empire herein and (b) any event or fact coming to Empire’s attention that causes any of its representations or warranties contained in this Agreement that are qualified by Material Adverse Effect or other materiality limitations to be inaccurate and those that are not qualified by Material Adverse Effect or other materiality limitations to be inaccurate in any material respect.  If any such event or fact set forth in clause (b) of the foregoing sentence shall require any change in any of Empire’s Schedules hereto if such Schedule were delivered as of the date of the occurrence or discovery of such event or fact, Empire shall promptly deliver to Regis an updated version of the applicable Schedule specifying such change.

5.5       Exclusivity.  Except as otherwise required pursuant to this Agreement or applicable law, Empire shall not, and shall cause CLIC and all of Empire’s and CLIC’s Affiliates and Representatives not to, directly or indirectly:  (a) solicit, initiate, facilitate, seek, assist or participate in any manner in any discussions or negotiations regarding a possible sale or other transfer of Securities of Empire or CLIC or any interest therein, or any sale or other transfer of all or substantially all of the assets or properties relating to the Empire Business or any merger, consolidation or similar transaction involving Empire or CLIC or any Securities of either of them (any of the foregoing, an “Empire Transaction”) with any Person other than Regis or Newco, (b) provide any information regarding the Empire Business in connection with a possible Empire Transaction with any Person other than Regis or Newco or (c) enter into any Contract with respect to an Empire Transaction with a Person other than Regis or Newco, provided, however, that the foregoing shall not be deemed to preclude Empire or CLIC from sharing information with its Representatives for the sole purpose of consummating the transactions contemplated hereby.  Regis’ remedies at law for any violations or attempted violation of any of Empire’s obligations under this Section 5.5 would be inadequate and incomplete and agree that in the event of any such violation or attempted violation, Regis shall be entitled to a temporary restraining order, temporary or permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies that may be available to Regis from time to time.

5.6       HSR Act.  As soon as practicable after the date of this Agreement, Empire shall, in cooperation with Regis, file (or cause to be filed) with each of the DOJ and the FTC any HSR Report that may be required to be filed by Empire or Regis under the HSR Act and Rules in connection with the transactions contemplated by this Agreement.  All fees due from any party to the FTC or DOJ under the HSR Act and Rules in connection with the filing of any of those reports or notifications (the “HSR Fees”) shall be paid by one half by each of Empire and Regis.

5.7       Books and Records.  From the Closing Date until the seventh anniversary thereof (or such later date, if any, on which all applicable statutes of limitations for pre-closing Tax matters expires), Empire agrees that Empire shall reasonably cooperate with Newco so that Newco has access to the business records, contracts and other information of Empire existing on the Closing Date and relating to the Empire Business as is reasonably necessary for (a) the preparation for or the prosecution or defense of any Proceeding or investigation, (b) the preparation and filing of any Tax Return or election relating the Empire Business and any audit by any Taxing Authority of any Tax Returns relating thereto and (c) the preparation and filing of any other documents required by any Governmental Authority.  Newco shall reimburse Empire for all out-of-pocket costs and expenses incurred by Empire in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 5.7 shall be during normal business hours and upon not less than ten Business Days’ prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

5.8       Regis Subsidiaries’ Books and Records.  From the Closing Date until the seventh anniversary thereof (or such later date, if any, on which all applicable statutes of limitations for pre-closing Tax matters expires), Empire shall take reasonable efforts to cause Newco to reasonably cooperate with Regis so that Regis has access to the business records, contracts and other information of the Regis Subsidiaries existing on the Closing Date as is reasonably necessary for (a) the preparation for or the prosecution or defense of any Proceeding or investigation, (b) the preparation and filing of any Tax Return or election relating to the Regis

Business and any audit by any Taxing Authority of any Tax Returns relating thereto and (c) the preparation and filing of any other documents required by any Governmental Authority.  Regis shall reimburse Newco for all out-of-pocket costs and expenses incurred by Newco in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 5.8 shall be during normal business hours and upon not less than ten Business Days’ prior written request, shall be subject to such reasonable limitations as Newco may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by Newco.

ARTICLE 6
COVENANTS OF REGIS

6.1       Conduct of Business Pending Closing.  Prior to the occurrence of the Closing, except as otherwise required by this Agreement (or permitted by Section 7.4), or unless Empire shall otherwise consent in writing, Regis shall, and shall cause each Regis Subsidiary to:  (a) carry on the Regis Business in the ordinary course and consistent with past practice including with respect to the advertising, marketing and recruiting support for the Regis Institutions, (b) use its commercially reasonable efforts to preserve intact the present business organization of Regis and each Regis Subsidiary and the goodwill of each Regis Subsidiary and (c) generally consult with Empire regarding material operations of the Regis Business.  Prior to the occurrence of the Closing, except as otherwise required by this Agreement (or permitted by Section 7.4), or unless Empire shall otherwise consent in writing, Regis shall not, and shall cause each Regis Subsidiary not to, take any action, the result of which would make any of the changes or events set forth in items (a) through (l) of Section 4.10 to occur or reasonably likely to occur.

6.2       Access.  Prior to the occurrence of the Closing, Regis shall, and shall cause each Regis Subsidiary and Regis’ and each Regis Subsidiary’s Representatives to, provide Empire and its Representatives with such information as any of them may from time to time reasonably request with respect to the Regis Business and shall provide Empire and its Representatives with full access during regular business hours and upon reasonable notice to Regis, the properties, books, records and Representatives of the Regis Business, and shall provide to Empire and its Representatives such financial, regulatory and accreditation, and operating data and other information concerning the Regis Business as Empire or any of its Representatives shall from time to time reasonably request and, if so reasonably requested by Empire, shall make copies of all such information for Empire.

6.3       Educational Consents; Cooperation; Further Assurances.

(a)           Regis shall use its best efforts to proceed as promptly as possible in cooperation with Empire to (a) inform the Educational Bodies identified in Schedule 4.8 of the transactions contemplated by this Agreement, (b) inquire about any requirements to file applications, letters or other documents necessary to obtain the Regis Educational Consents, (c) file all notices and applications necessary to obtain the Regis Educational Consents as promptly as practicable following the signing of this Agreement, provided, however, that Regis shall provide Empire the option to review all notices and applications before they are filed, and (d) provide such other information as any such Educational Body may reasonably request in connection with the request for a Regis Educational Consent.

(b)           From time to time after the date hereof, Regis shall, and shall cause each Regis Subsidiary to, cooperate with, and provide reasonable assistance to, Empire to secure all Empire Educational Consents as shall be required to enable Empire to effect the transactions contemplated hereby and for Newco to operate the Empire Business after the Closing.  At any time or from time to time after the date hereof, Regis shall, and shall cause each Regis Subsidiary to, at the request of Empire, execute and deliver any further instruments or documents and take all such further actions as Empire shall request to evidence the consummation of the transactions contemplated hereby.  Regis shall provide Empire with advance written notice before it files any applications with any Educational Body for new locations or new or revised educational programs.

6.4       Fulfillment of Agreements.  Regis shall use all commercially reasonable efforts to cause the conditions to the obligations of Empire under Article 8 hereof to be satisfied at or prior to the occurrence of the Closing.  Prior to the occurrence of the Closing, Regis shall promptly notify Empire of (a) the occurrence of any breach of or failure to comply with any covenant or obligation of Regis herein and (b) any event or fact coming to Regis’ attention that causes any of its representations or warranties contained in this Agreement that are qualified by Material Adverse Effect or other materiality limitations to be inaccurate and those that are not qualified by Material Adverse Effect or other materiality limitations to be inaccurate in any material respect.  If any such event or fact set forth in clause (b) of the foregoing sentence shall require any change in any of the Schedules of Regis hereto if such Schedule were delivered as of the date of the occurrence or discovery of such event or fact, Regis shall promptly deliver to Empire an updated version of the applicable Schedule specifying such change.

6.5       Exclusivity.  Except as otherwise required pursuant to this Agreement or applicable law, Regis shall not, and shall cause the Regis Subsidiaries and all of Regis’ and the Regis Subsidiaries’ respective Affiliates and Representatives not to, directly or indirectly:  (a) solicit, initiate, facilitate, seek, assist or participate in any manner in any discussions or negotiations regarding a possible sale or other transfer of Securities of any Regis Subsidiary or any interest therein, or any sale or other transfer of all or substantially all of the assets or properties of any Regis Subsidiary or any merger, consolidation or similar transaction involving any Regis Subsidiary or any Securities of any Regis Subsidiary (any of the foregoing, a “Regis Transaction”) with any Person other than Empire or Newco, (b) provide any information regarding the Regis Business in connection with a possible Regis Transaction with any Person other than Empire or Newco or (c) enter into any Contract with respect to a Regis Transaction with a Person other than Empire or Newco, provided, however, that the foregoing shall not be deemed to preclude Regis or any Regis Subsidiary from sharing information with its Representatives for the sole purpose of consummating the transactions contemplated hereby.  Empire’s remedies at law for any violations or attempted violation of any of Regis’ obligations under this Section 6.5 would be inadequate and incomplete and agree that in the event of any such violation or attempted violation, Empire shall be entitled to a temporary restraining order, temporary or permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies that may be available to Empire from time to time.

6.6       Books and Records.  From the Closing Date until the seventh anniversary thereof (or such later date, if any, on which all applicable statutes of limitations for pre-closing

Tax matters expires), Regis agrees that Regis shall reasonably cooperate with Newco so that Newco has access to the business records, contracts and other information of Regis existing on the Closing Date and relating to the Regis Business as is reasonably necessary for (a) the preparation for or the prosecution or defense of any Proceeding or investigation, (b) the preparation and filing of any Tax return or election relating the Regis Business and any audit by any Taxing Authority of any returns relating thereto and (c) the preparation and filing of any other documents required by any Governmental Authority.  Newco shall reimburse Regis for all out-of-pocket costs and expenses incurred by Regis in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 6.6 shall be during normal business hours and upon not less than ten Business Days’ prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

6.7       HSR Act.  As soon as practicable after the date of this Agreement, Regis shall, in cooperation with Empire, file (or cause to be filed) with each of the DOJ and the FTC any HSR Report that may be required to be filed by Empire or Regis under the HSR Act and Rules, in connection with the transactions contemplated by this Agreement.  All HSR Fees shall be paid one half by each of Empire and Regis.

ARTICLE 7
OTHER COVENANTS OF THE PARTIES

7.1       Credit Facility.  Simultaneously with the Closing, Regis shall, and Empire shall cause Newco to, enter into a Credit Agreement substantially in the form of Exhibit E hereto (the “Credit Agreement”), pursuant to which Regis shall make available to Newco a $15 million credit facility upon such terms as shall be set forth in the Credit Agreement (the “Credit Facility”).

7.2       Letters of Credit.  To the extent the DOE requires Newco to post a letter of credit, Regis shall arrange for one or more letters of credit (“Letters of Credit”) to be issued by third-party lenders for the benefit of Newco, for which Regis shall be secondarily liable for the reimbursement and other payment obligations to such third party lenders (the “LOC Payment”) and Newco being liable to repay Regis (upon demand by Regis, subject to subitem (c) of this paragraph) for all LOC Payment amounts paid by Regis and associated costs in respect of any draw-down by the DOE under such Letters of Credit; provided, however, that (a) in no event shall the aggregate amounts available to be drawn under outstanding Letters of Credit exceed $50 million without the prior written consent of Regis, (b) Regis shall, at its option, and subject to any required DOE approval, be able to supplement any existing Letters of Credit or arrange for the release and replacement of such existing Letters of Credit in arranging to satisfy the requirements in this Section 7.2, and (c) upon any demand for repayment by Regis pursuant to this Section 7.2 Newco may delay all or the applicable portion of such repayment until the date that is 120 days after the disbursement by Regis of the corresponding draw-down if (and only to the extent that) (i) such repayment or portion thereof would significantly restrict Newco’s cash required for its continued operations, (ii) the indebtedness of Newco to Regis under the Credit Agreement has not been accelerated, and (iii) no condition then exists with respect to Newco or its Subsidiaries that would (if it existed while the Credit Agreement was in effect) constitute an “Event of Default” under Section 7.1.5, 7.1.6 or 7.1.7 of the Credit Agreement.  The documentation with respect to the Letters of Credit, including the documentation pursuant to which Newco and its Subsidiaries are responsible to reimburse Regis for any LOC Payments made by Regis (and the security provided with respect to such obligations) shall be in form and substance reasonably acceptable to Regis.

7.3       Empire Working Capital.  Prior to the Closing, Empire shall not, and shall cause CLIC not to, take any action to decrease its Working Capital, provided, however, that Empire shall not be deemed to be in breach of this Section 7.3 for changes in its Working Capital resulting from (i) the operation of the Empire Business in the ordinary course consistent with past practice and its budget for the relevant time period and (ii) the compliance by it with its obligations under this Agreement, in each case as long as Empire does not make any dividend, distribution or payment to or for the benefit of any of its stockholders or their Affiliates (other than the salaries and other payments reflected on Schedule 7.3) other than (A) the redemption by Empire of all of its outstanding shares of Class A Preferred Stock, and (B) the payment of dividends on the outstanding shares of Class A Preferred Stock, each in accordance with the terms of such Class A Preferred Stock.

7.4       Regis Working Capital.

(a)           Prior to the Closing, Regis shall not, and shall cause each Regis Subsidiary not to, take any action to decrease the aggregate Working Capital of the Regis Subsidiaries, provided, however, that Regis shall not be deemed to be in breach of this Section 7.4 for changes in the aggregate Working Capital of the Regis Subsidiaries resulting from (i) the operation of the Regis Business in the ordinary course consistent with past practice, (ii) the compliance by it with its obligations under this Agreement, and (iii) cash payments (including cash dividends or other cash distributions) to Regis as long as Regis complies with Section 7.4(c).

(b)           As used herein, “Regis Cash Amount” means the aggregate Net Operating Cash of the Regis Subsidiaries for the period beginning January 1, 2007 and ending as the close of business on the last Business Day immediately preceding the Closing.  As used herein, “Empire Cash Amount” means the aggregate Net Operating Cash of the Empire Business for the period beginning January 1, 2007 and ending as the close of business on the last Business Day immediately preceding the Closing.  Not less than three Business Days prior to the anticipated Closing Date:

(i)            Regis shall deliver to Empire a statement setting forth Regis’ good faith estimate of the Regis Cash Amount (the “Estimated Regis Cash Amount”), together with reasonably detailed supporting documentation for such estimate.  If Empire disputes any amounts set forth in such statement, Regis and Empire shall use commercially reasonable efforts to attempt in good faith to resolve such dispute prior to the Closing, and the Estimated Regis Cash Amount, as determined by Regis and, if applicable, modified by agreement of Empire and Regis prior to the Closing, shall be used for purposes of determining compliance with Section 7.4(c); provided, however, that if Empire and Regis are unable to resolve any such dispute prior to the Closing, the Estimated Regis Cash Amount as determined by Regis and set forth in the statements delivered pursuant to this Section 7.4(b) shall be used for purpose of determining compliance with Section 7.4(c); and

(ii)           Empire shall deliver to Regis a statement setting forth Empire’s good faith estimate of the Empire Cash Amount (the “Estimated Empire Cash Amount”), together with reasonably detailed supporting documentation for such estimate.  If Regis disputes any amounts set forth in such statement, Regis and Empire shall use commercially reasonable efforts to attempt in good faith to resolve such dispute prior to the Closing, and the Estimated Empire Cash Amount, as determined by Empire and, if applicable, modified by agreement of Empire and Regis prior to the Closing, shall be used for purposes of determining compliance with Section 7.4(c); provided, however, that if Empire and Regis are unable to resolve any such dispute prior to the Closing, the Estimated Empire Cash Amount as determined by Empire and set forth in the statements delivered pursuant to this Section 7.4(b) shall be used for purpose of determining compliance with Section 7.4(c).

(c)           At the Closing, Regis shall ensure that (i) the Regis Subsidiaries had aggregate Special Working Capital of no less than zero as of the close of business on December 31, 2006, and (ii) since December 31, 2006 only the portion of the Regis Cash Amount, if any, that exceeds the Empire Cash Amount has been paid or distributed to Regis (other than (I) as payment for services actually provided by Regis, (II) as payment for liabilities actually paid by Regis for costs and expenses incurred by or on behalf of the Regis Subsidiaries, and (III) a payment to Regis for an amount of unallocated corporate expenses from Regis not to exceed the product of $712,800 times the quotient of (x) the number of calendar days between January 1, 2007 and the Closing Date, inclusive, divided by (y) 365 (collectively, the “Regis Reimbursement”)); provided, that for such purposes Regis may treat the Estimated Regis Cash Amount and Estimated Empire Cash Amount determined pursuant to Section 7.4(b) as definitive.

(d)           As promptly as reasonably practicable following the Closing Date, but not later than 60 days thereafter, Empire shall prepare in good faith and deliver to Regis (i) a statement in reasonable detail of the aggregate Special Working Capital of the Regis Subsidiaries as of the close of business on December 31, 2006, and (ii) a statement in reasonable detail of the Regis Cash Amount and Empire Cash Amount (collectively, the “Closing SWC Statement”).  Regis may conduct a review of the Closing SWC Statement and, in connection therewith, Representatives of Regis shall have reasonable access to all documents, journal entries and other records of Empire and its Subsidiaries relevant to calculation of such Special Working Capital, Regis Cash Amount and Empire Cash Amount.  Within 30 days after Regis’ receipt of the Closing SWC Statement, Regis shall deliver written notice (the “Regis Notice”) to Empire either (i) stating that Regis accepts the Closing SWC Statement or (ii) describing in reasonable detail, including the nature and amount thereof, each adjustment (a “Proposed Adjustment”) that Regis claims is required to be made to the extent that Regis determines in good faith that Empire’s calculation of Special Working Capital, Regis Cash Amount and/or Empire Cash Amount were not made in accordance with GAAP.  If Empire shall not receive the Regis Notice within such 30-day period, Regis shall be deemed to have accepted the amount of the Special Working Capital, Regis Cash Amount and Empire Cash Amount set forth in the Closing SWC Statement.

(e)           If the Regis Notice contains any Proposed Adjustment, then Regis and Empire shall negotiate in good faith to resolve such Proposed Adjustment, provided that if the parties have not resolved all Proposed Adjustments within 30 days following Empire’s receipt of the Regis Notice, then Empire and Regis shall engage Ernst & Young LLP or another mutually acceptable firm of independent public accountants of nationally recognized reputation (the “Arbitrator”).  The Arbitrator shall act as an arbitrator to determine only those Proposed Adjustments still in dispute and only with reference to whether the Special Working Capital, Regis Cash Amount and/or Empire Cash Amount, as applicable, was calculated in accordance with GAAP, which determination shall be rendered within 60 days of the Arbitrator’s engagement, and shall be final and binding on all parties absent manifest error.  The amount of the Special Working Capital, Regis Cash Amount and Empire Cash Amount as finally determined in accordance with Section 7.4(d) and this Section 7.4(e), is hereinafter referred to respectively as the “Final SWC Amount”, “Final Regis Cash Amount” and “Final Empire Cash Amount”.

(f)            As used herein, “Excess Cash” means the greater of (x) zero, or (y) the amount by which the Final Regis Cash Amount exceeds the Final Empire Cash Amount.  Within five Business Days following the final determination of the Final SWC Amount, Final Regis Cash Amount and Final Empire Cash Amount, whether by agreement or deemed agreement of the parties or by the Arbitrator:

(i)            if the Final SWC Amount is less than zero, Regis shall promptly deliver to Newco immediately available funds in an amount equal to the amount by which the Final SWC Amount is less than zero, plus interest on such amount at the rate of 5% per annum from the Closing Date to, but not including, the date of payment;

(ii)           if the Final SWC Amount is greater than zero, Newco shall promptly deliver to Regis immediately available funds in an amount equal to the amount by which the Final SWC Amount exceeds zero plus interest on such amount at the rate of 5% per annum from the Closing Date to, but not including, the date of payment;

(iii)          if the portion of the Regis Cash Amount, if any, that was paid or distributed to Regis (other than as payment of the Regis Reimbursement) (the “Payment Amount”) is greater than the Excess Cash, Regis shall promptly deliver to Newco immediately available funds in an amount equal to the amount by which the Payment Amount exceeds the Excess Cash, plus interest on such amount at the rate of 5% per annum from the Closing Date to, but not including, the date of payment; and

(iv)          if the Payment Amount is less than the Excess Cash, Newco shall promptly deliver to Regis immediately available funds in an amount equal to the amount by which the Excess Cash exceeds the Payment Amount, plus interest on such amount at the rate of 5% per annum from the Closing Date to, but not including, the date of payment.

(g)           In anticipation of the Closing and the operation of Newco following the Closing, each of Empire and Regis may incur expenses or capital costs for the purposes of (i) implementing the integration of their respective operations following Closing, and/or (ii) improving the operations of Newco following Closing, such as the hiring of new personnel, engaging consultants or trainers, engaging accountants for bookkeeping services, or purchasing additional computer equipment, that they would not have incurred absent the proposed

Combination (“Integration Expenses”) and that have not been included in their respective budgets.  Prior to the incurring any Integration Expenses, or entering into any binding agreements or commitments to incur any Integration Expenses, Empire and Regis shall each submit a written description and the expected amounts of such Integration Expenses, together with any related documents or agreements to the other party for its consent.  Upon the consent of the other party to such Integration Expenses, (i) the incurrence of such approved Integration Expenses shall not be a breach of the parties’ respective obligations under Section 7.3 and 7.4 of this Agreement and (ii) the amount of such approved Integration Expenses shall not be deducted in determining the incurring party’s Net Operating Cash, provided however, that, in the case of any Integration Expense (or portion thereof) that is deductible in the computation of net income under GAAP for such period, 40% of such Integration Expense (or applicable portion thereof) shall be deducted in determining the incurring party’s Net Operating Cash.  For the avoidance of doubt, Integration Expenses are not intended to, and shall not,  include expenses incurred in connection with the due diligence efforts of the parties in connection with the Combination or the negotiation and preparation of this Agreement and the Ancillary Agreements.

7.5       Confidentiality.

(a)           Regis and Empire each agree that the Confidential Information disclosed by the other will be kept confidential and will not, except as set forth below, without the prior written consent of the disclosing party, be disclosed by the receiving party or any of its Representatives, and will not be used by the receiving party or its Representatives directly or indirectly for any purpose other than consummating the transactions contemplated hereby.  Empire and Regis each may disclose any Confidential Information to those Representatives who need to know such Confidential Information for the purpose of consummating the transactions contemplated hereby, who are informed by the receiving party of the confidential nature of the Confidential Information and who agree to keep such information confidential to the extent provided herein and use it solely to consummate the transactions contemplated hereby.  Empire and Regis further agree each of them shall be responsible for the compliance of its respective Representatives with the terms of this Section 7.5.

(b)           If either party or any of its Representatives is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, the receiving party will, to the extent permitted by law, provide the disclosing party with prompt notice so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and the receiving party shall cooperate with the disclosing party in any reasonable effort undertaken to obtain a protective order or other remedy (at the cost and expense of the disclosing party).  In the event that such protective order or other remedy is not obtained, or that the disclosing party waives compliance with the provisions of this Section 7.5, the receiving party will furnish only that portion of the Confidential Information that it believes in good faith is legally required and will exercise its reasonable best efforts to obtain reliable assurances that confidential treatment will be accorded to any such Confidential Information so disclosed.

(c)           Notwithstanding anything to the contrary contained herein, each party and its respective Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that, for this purpose, (x) the “tax treatment” of such transactions means the purported or claimed federal income tax treatment of such transactions, and (y) the “tax structure” of such transactions means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of such transactions.

(d)           Each party shall keep a record of each location where Confidential Information it receives can be found.  Any documents or other materials containing Confidential Information that have been furnished in connection with the consideration of the transactions contemplated hereby shall be promptly returned by the receiving party to the disclosing party or, at the option of the disclosing party, destroyed, and all copies of and notes or other summaries relating to such materials or documents shall be destroyed, within ten days after discussions regarding the Transaction have been terminated by written notice from either party hereto to the other.

(e)           Notwithstanding anything in this Section 7.5, if a party determines in good faith that a public disclosure containing Confidential Information is required to be made by Legal Requirement (including pursuant to securities laws), such party may make such disclosure and shall use commercially reasonable efforts to provide at least one Business Day’s advance notice of any such disclosure to the other party.

7.6       Title IV Disbursements.  Each party shall make its best efforts to disburse (and shall cause the Regis Subsidiaries, as applicable, to make best efforts to disburse) all Title IV Program funding eligible for disbursement prior to Closing and shall make all payments required to return unearned Title IV aid for students who withdrew 30 or more days prior to the Closing, consistent with all Title IV Program requirements.

7.7       Tax Matters.

(a)           Tax Returns.  The parties agree that each of Empire and Regis will be responsible for the timely filing of all Tax Returns for the taxable periods ending on or before the Closing Date with respect to the Empire Business and CLIC and Regis Business and the Regis Subsidiaries, respectively.  Where permitted under applicable law, Empire (or, if permitted, Newco) shall cause the taxable year of Empire Sub and CLIC to end on the Closing Date and Regis (or, if permitted, Newco) shall cause the taxable year of each Regis Subsidiary to end on the Closing Date.  Each of Newco, the Regis Subsidiaries and the Empire Business will exert their reasonable efforts in providing information requested by Regis and Empire in order for Regis and Empire to prepare and file all required Tax Returns on a timely basis.  All Tax Returns shall be prepared in a manner consistent with past practice.  The Parties understand that the Regis Subsidiaries are each separately responsible for all Taxes properly due and payable by them, including a portion of consolidated, unitary, or combined Taxes properly attributable to them.  To the extent that Taxes owed have not been paid or are not properly accrued on the books of the Regis Subsidiaries and included in the calculation of the Regis Cash Amount (and in the case of such Taxes accrued but unpaid as of December 31, 2006, are not included as

Current Liabilities in the calculation of Special Working Capital), Regis agrees that it will be ultimately responsible for the Tax liabilities of the Regis Subsidiaries for taxable periods ending on or before the Closing Date and shall also be ultimately responsible for the payment of any Taxes owed that are attributable to the portion of a period ending on the Closing Date in case of a taxable period that begins before the Closing Date and ends after the Closing Date (“Straddle Period”).  To the extent that Taxes owed have not been paid, reflected in the calculation of the Empire Cash Amount or accrued by Empire as of December 31, 2006, Empire shall be responsible for the payment of any Taxes owed with respect to Tax Returns of CLIC or the Empire Business for taxable periods ending on or before the Closing Date and shall also be responsible for the payment of any Taxes owed that are attributable to the portion of a period ending on the Closing Date in case of a Straddle Period.  Amounts for Taxes owed pursuant to the foregoing sentence (whether or not accrued by Empire as of December 31, 2006) shall be either (i) paid by Empire prior to Closing or (ii) to the extent not paid prior to Closing, assumed by Newco in the Empire Contribution and paid by Newco after Closing (without any right of contribution or reimbursement from Empire), and, in either such case, to the extent that such Taxes have not have not been accrued by Empire as of December 31, 2006 and have not otherwise been taken into account in the calculation of the Empire Cash Amount, such Taxes shall be included in the calculation of the Empire Cash Amount..  To the extent that Taxes previously paid by Regis or Empire on behalf of the Regis Subsidiaries or Empire Business, respectively, (including any estimated tax payments for a current year) exceeds the Tax liability for such period (or portion thereof), resulting in an overpayment of Taxes for that period (or portion thereof), Regis or Empire, as the case may be, shall be entitled to any refund (or credit) of such overpayment, but only to the extent, with respect to any refund attributable to a Regis Subsidiary for a period prior to December 31, 2006, such refund (or tax overpayment) was not reflected in the Special Working Capital.  The parties will provide reasonable cooperation to the other in obtaining such refund or credit.  For purposes of this Section 7.7(a), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that is attributable to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.  For each of the Straddle Period Tax Returns, upon completion and filing of the Tax Returns, each of Empire and Regis shall be provided with a copy of the Tax Return and a calculation allocating the Tax liability between Regis, Empire and Newco, the amount of Tax previously paid by Regis or Empire against that Tax, and the amount of Tax payable to or due from Regis or Empire with respect to that Tax.  Proper support for the calculation will be provided.

(b)           Audits.  Notwithstanding any provisions to the contrary contained in this Agreement, Regis shall have the sole right to control and make all decisions regarding the Regis Business or a Regis Subsidiary in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, for which Regis has an indemnification obligation pursuant to Sections 11.2(b) hereof, provided however, that with respect to any Taxes for taxable periods ending on or before the Closing Date, Regis shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes if the agreement would have an adverse effect on Newco, without the written consent of Empire, which consent shall not unreasonably be withheld, conditioned or delayed, and, with respect to Taxes of any Straddle Period (A) Regis and Newco shall cooperate in the conduct of any audit or proceeding relating to such Straddle Period, (B) Newco shall have the right to participate in such audit or proceeding at Newco’s expense, and (C) Regis shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the prior written consent of Newco and Empire, which consent shall not unreasonably be withheld, conditioned or delayed.  Notwithstanding any provisions to the contrary contained in this Agreement, Empire shall have the sole right to control and make all decisions regarding the Empire Business or CLIC in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, for which Empire has an indemnification obligation pursuant to Sections 11.2(a) hereof, provided however, that with respect to any Taxes for taxable periods ending on or before the Closing Date, Empire shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes if the agreement would have an adverse effect on Newco, without the prior written consent of Regis, which consent shall not unreasonably be withheld, conditioned or delayed, and, with respect to Taxes of any Straddle Period (A) Newco and Empire shall cooperate in the conduct of any audit or proceeding relating to such Straddle Period, (B) Newco shall have the right to participate in such audit or proceeding at Newco’s expense, and (C) Empire shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the prior written consent of Newco and Regis, which consent shall not unreasonably be withheld, conditioned or delayed.  In the event of any conflict between the provisions of this Section 7.7(b) and any other provision of this Agreement, the provisions of this Section 7.7(b) shall control.

(c)           Tax Treatment of Transaction.  The parties agree that this transaction is intended to be treated as a tax-free transfer in accordance with section 351 of the Code (“Intended Tax Treatment), shall report the transaction in a manner consistent with the Intended Tax Treatment and shall not take any action, nor fail to take such action, which action or failure would jeopardize the Intended Tax Treatment.

(d)           Carrybacks of Tax Attributes.  The parties agree that Newco will not cause either the Regis Subsidiaries or the Empire Business to carry back any net operating losses, capital losses, tax credits or other losses or credits into tax years of Regis or Empire without specific permission of the affected party.  If applicable Tax laws require the carryback of any net operating loss or Tax credit to a pre-contribution Tax period, Regis or Empire, as applicable, shall timely prepare and file the required amended Tax returns reflecting the carryback of the attribute and promptly remit any refund received, net of reasonable costs to prepare and administer the claim and Tax reserves relative to the claim as reasonably determined by it, to Newco.  At the expiration of the statute of limitations for the refund claim, any unused tax reserves created pursuant to the preceding sentence  relative to the claim shall be remitted to Newco.

(e)           Cooperation.  Empire, Regis and Newco shall provide reasonable cooperation to each other in connection with (A) the preparation of and filing of any Tax Return, Tax election, Tax consent or certification, or any claim for refund or reimbursement for a Tax,

(B) any determination of liability for Taxes, and (C) any audit, examination or other proceeding in respect of Taxes of the Regis Subsidiaries, Empire Business or CLIC.  Such cooperation shall include (A) promptly forwarding all correspondence and other documents received from the Taxing Authorities with respect to a matter to the party assigned in Section 7.7 hereof to control such matter, (B) executing powers of attorney and other authorizing documents with respect to a matter so as to permit the party assigned in Section 7.7 hereof to control such matter; (C) signing Tax Returns so as to permit the party responsible for their filing to timely file such Tax Returns and (D) providing access to records and other information in the possession or under the control of the party.  The parties will preserve all information, records or documents relating to the liability for Taxes of the Regis Subsidiaries, Empire Business or CLIC until the seventh anniversary thereof (or such later date, if any, on which all applicable statutes of limitations for pre-closing Tax matters expire).

7.8       Transition Services Agreement.  Empire and Regis shall cooperate to identify those administrative services that Regis provides to the Regis Subsidiaries that Newco will require Regis to continue to provide for an interim period following the Closing, and shall negotiate the terms of a Transition Services Agreement to be entered into at Closing between Regis and Newco setting forth the mutually agreed terms and conditions of such services (“Transition Services Agreement”)

ARTICLE 8
CONDITIONS TO EMPIRE’S OBLIGATIONS

The obligations of Empire to effect the Empire Contribution and take the other actions contemplated to be taken by it at the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

8.1       Representations and Warranties True and Correct.  All of the representations and warranties of Regis contained in this Agreement shall be true and correct in all material respects (a) on and as of the date of this Agreement and (b) after giving effect to any disclosure made pursuant to Section 6.4(b), on and as of the Closing Date as if made on and as of the Closing Date, except in both cases for representations and warranties that expressly relate to a date other than the date of this Agreement or the Closing Date, as the case may be, which shall continue to be true and correct as of the specified date and for representations and warranties that contain Material Adverse Effect or other materiality qualifications, which shall be true and correct in all respects.

8.2       Performance of and Compliance with Covenants and Obligations.  Regis shall have performed or complied with in all material respects all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3       Regis Closing Certificate.  Empire shall have been furnished with a certificate executed by Regis (the “Empire Closing Certificate”), dated the Closing Date, certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled at or prior to the Closing Date.

8.4       Regis Secretary’s Certificate.  Empire shall have been furnished with a certificate, dated as of the Closing Date, of the respective Secretary or Assistant Secretary of each Regis Subsidiary, certifying as to the articles or certificate of incorporation, bylaws and incumbency and signatures of officers of each Regis Subsidiary, and a certificate of the Secretary or Assistant Secretary of Regis, certifying as to the incumbency and signatures of the officers of Regis.

8.5       Good Standing Certificates.  Empire shall have been furnished with certificates evidencing the good standing of each Regis Subsidiary in their respective jurisdictions of incorporation dated prior to the Closing Date and as close as reasonably practicable thereto.

8.6       Consents.  Empire shall have been furnished with all the Regis Educational Consents from the Educational Bodies that must be obtained prior to Closing as set forth in Schedule 4.8 (but not those identified as post-closing approvals on such Schedule 4.8), and all Regis Other Consents as set forth in Schedule 4.2 all of which shall be in full force and effect and in forms reasonably acceptable to Empire, and shall have been furnished with all notices and all filings required to be made by Regis to consummate the transactions contemplated hereby, as further set forth in Schedule 4.8.

8.7       No Prohibition.  No Legal Requirement or Order shall be in effect that challenges, restrains or prevents the consummation of the transactions contemplated hereby.

8.8       Proceedings.  No Proceeding shall be pending or threatened to challenge, restrain or prevent the consummation of the transactions contemplated hereby.

8.9       Stockholders Agreement.  Regis shall have entered into the Stockholders Agreement in the substantially in the form of Exhibit F hereto (the “Stockholders Agreement”).

8.10     Non-Compete Agreement.  Regis shall have entered into the Non-Compete Agreement substantially in the form of Exhibit G hereto (the “Regis Non-Compete Agreement”).

8.11     Employment Agreements.  The persons listed on Schedule 8.11 hereto shall have entered into the Employment Agreements with Newco, each in a form agreed to between Newco and such person and reasonably acceptable to Regis.

8.12     Bank Debt.  Frank Schoeneman shall have been released from his obligations under the guarantee executed and delivered by him in favor of M&T Bank with respect to the obligations of Empire under the Bank Debt, and, to the extent required by M&T Bank in connection with such release, Regis shall have executed and delivered a guarantee in replacement thereof, upon terms and conditions reasonably satisfactory to Regis and M&T Bank; provided, that in no event shall Regis be required to guarantee in excess of $17 million of obligations pursuant to this Section 8.13 without its prior consent (which may be withheld in its sole discretion).

8.13     Proxy.  Regis shall have entered into an irrevocable proxy with respect to Newco shares held by Regis, in the form of Exhibit H attached hereto.

8.14     HSR.  The waiting period under the HSR Act and Rules, if applicable, shall have expired or been terminated.

8.15     Regis MAE.  There shall not have occurred since December 31, 2006 a Regis Material Adverse Effect, notwithstanding that the facts of events relating to such Regis Material Adverse Affect were disclosed to Empire pursuant to Section 6.4(b) and there shall not have occurred since December 31, 2006 any events, circumstances or developments that would be reasonably likely to result in a Regis Material Adverse Effect.

8.16     Participation in Regis Plans.  Except as agreed in writing between Regis and Empire, participation in the Regis Corporation Non-qualified Deferred Salary Plan and the Regis 1991 Contributory Stock Purchase Plan by employees of the Regis Subsidiaries shall have been terminated.

ARTICLE 9
CONDITIONS TO REGIS’ OBLIGATIONS

The obligations of Regis to effect the Regis Contribution and take the other actions contemplated to be taken by it to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

9.1       Representations and Warranties True and Correct.  All of the representations and warranties of Empire contained in this Agreement shall be true and correct in all material respects (a) on and as of the date of this Agreement and (b) after giving effect to any disclosure made pursuant to Section 5.4(b), on and as of the Closing Date as if made on and as of the Closing Date, except in both cases for representations and warranties that expressly relate to a date other than the date of this Agreement or the Closing Date, as the case may be, which shall continue to be true and correct as of the specified date and for representations and warranties that contain Material Adverse Effect or other materiality qualifications, which shall be true and correct in all respects.

9.2       Performance of and Compliance with Covenants and Obligations.  Empire shall have performed or complied with in all material respects all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

9.3       Empire Closing Certificate.  Regis shall have been furnished with a certificate executed by Empire (the “Empire Closing Certificate”), dated the Closing Date, certifying that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled at or prior to the Closing Date.

9.4       Empire Secretary’s Certificate; CLIC Secretary’s Certificate.  Regis shall have been furnished with (a) a certificate, dated as of the Closing Date, of the respective Secretary or Assistant Secretary of Empire, certifying as to the articles of incorporation, bylaws and incumbency and signatures of officers of Empire, and (b) a certificate, dated as of the Closing Date, of the respective Secretary or Assistant Secretary of CLIC, certifying as to the articles of incorporation, bylaws and incumbency and signatures of officers of CLIC.

9.5       Good Standing Certificate.  Regis shall have been furnished with certificates evidencing the good standing of each of Empire and CLIC in its respective jurisdiction of incorporation dated prior to the Closing Date and as close as reasonably practicable thereto.

9.6       Consents.  Regis shall have been furnished with all the Empire Educational Consents from the Educational Bodies that must be obtained prior to Closing as set forth in Schedule 3.8 (but not those identified as post-closing approvals on such Schedule 3.8), and all Empire Other Consents as set forth in Schedule 3.2 all of which shall be in full force and effect and in forms reasonably acceptable to Regis, and shall have been furnished with all notices and all filings required to be made by Empire to consummate the transactions contemplated hereby, as further set forth in Schedule 3.8.

9.7       No Prohibition.  No Legal Requirement or Order shall be in effect that challenges, restrains or prevents the consummation of the transactions contemplated hereby.

9.8       Proceedings.  No Proceeding shall be pending or threatened to challenge, restrain or prevent the consummation of the transactions contemplated hereby.

9.9       Bank Debt.  The principal outstanding under the Bank Debt as of the Closing Date shall be an amount equal to not more than $11.25 million.

9.10     Stockholders Agreement.  Newco and Empire shall have entered into the Stockholders Agreement.

9.11     Non-Compete Agreements.  Frank Schoeneman and Empire shall have entered into the Non-Compete Agreements substantially in the form of Exhibit I hereto (the “Empire Non-Compete Agreements”).

9.12     Formation of Entities.  Empire shall have caused Newco and Empire Sub to be formed as corporations organized under the laws of the State of Delaware, each with a certificate of incorporation and bylaws in form and substance reasonably acceptable to Regis, except that the certificate of incorporation of Newco shall be in the form of Exhibit J hereto.

9.13     Contribution.  Empire and Empire Sub shall have entered into the Assignment and Assumption Agreement in the form of Exhibit K hereto (the “Assignment and Assumption Agreement”), and Empire (i) shall have contributed the Empire Assets (other than CLIC and the Empire Assets owned by CLIC) to Empire Sub pursuant to the Assignment and Assumption Agreement, and (ii) shall have contributed the Empire Sub and CLIC to Newco pursuant to the Assignment and Assumption Agreement.

9.14     Empire Shareholders’ Agreement.  The existing Shareholders Agreement dated August 20, 2004 among Empire, Frank Schoeneman, Key Principal Partners LLC and KPP Investors II, LP shall have been amended and restated substantially in the form attached as Exhibit L hereto.

9.15     HSR.  The waiting period under the HSR Act and Rules, if applicable, shall have expired or been terminated.

9.16                Empire MAE.  There shall not have occurred since December 31, 2006 an Empire Material Adverse Effect, notwithstanding that the facts or events relating to such Empire Material Adverse Effect were disclosed to Regis pursuant to Section 5.4(b) and there shall not have occurred since December 31, 2006 any events, circumstances or developments that would be reasonably likely to result in an Empire Material Adverse Effect.

9.17                Employment Agreements.  The persons listed on Schedule 8.11 hereto shall have entered into the Employment Agreements with Newco, each in a form agreed to between Newco and such person and reasonably acceptable to Regis.

9.18                Lender Consents.  Regis shall have received all waivers and consents from its lenders necessary to consummate the transactions contemplated hereby without causing a breach under the agreements between such lenders and Regis and/or its Affiliates, and including those consents listed on Schedule 4.2.

ARTICLE 10
TERMINATION PRIOR TO CLOSING; REORGANIZATION

10.1                Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  By the written consent of Empire and Regis;

(b)                                 By either Empire, on the one hand, or Regis, on the other hand, by written notice given to the other, if the Closing shall not occur on or before December 31, 2007 (the “Drop Dead Date”) (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement); provided, however, that if the Closing is delayed by the issuance of a court order enjoining the Combination, the Drop Dead Date shall be delayed for the period of time that such court order is in effect, but in no event beyond June 30, 2008;

(c)                                  By either Empire, on the one hand, or Regis, on the other hand, by written notice given to the other, if there has been a Material Breach by (i) Regis, in the case of notice from Empire, or (ii) Empire, in the case of notice from Regis, provided, however, that the Person receiving such notice shall have the opportunity to cure any such Material Breach for 10 days after the date the notice is provided before any such termination shall be effective;

(d)                                 By Empire by giving written notice to Regis in the event of a Regis Material Adverse Effect;

(e)                                  By Regis by giving written notice to Empire in the event of an Empire Material Adverse Effect;

10.2                Effect on Obligations.  Termination of this Agreement pursuant to Section 10.1 hereof shall terminate all obligations of the parties hereunder, except for their obligations under Article 11 hereof (Indemnification), Section 7.6 hereof (Confidentiality) and Section 12.10 hereof (Public Announcements); provided, however, that termination pursuant to

Section 10.1(c) hereof by reason of a breach by any Person of such Person’s obligations hereunder shall not relieve such Person from any liability arising from or related to such breach.

ARTICLE 11
SURVIVAL AND INDEMNIFICATION

11.1                Survival; Knowledge of Breach.

(a)                                  The covenants, obligations, representations and warranties under this Agreement shall survive the Closing, provided, however, that the representations and warranties contained herein shall survive only until the earlier to occur of (i) the issuance of the audited financial statements for Newco for the fiscal year ending June 30, 2008 or (ii) the expiration of the 15-month period following the Closing Date (the “Survival Period”), and no Claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(i)                                     Claims for misrepresentations and breaches of warranties set forth in Sections 3.1 and 4.1 (Authority; Enforceability), Sections 3.4 and 4.4 (Organization), Sections 3.5 and 4.5 (Capitalization), the first sentence of Sections 3.11 and 4.11 (Title to Assets), Sections 3.22 and 4.22 (Securities Act) and Sections 3.23 and 4.23 (Brokers), which may be asserted without limitation;

(ii)                                  Claims for misrepresentations and breaches of warranties set forth in Sections 3.15 and 4.15 (Environmental), Sections 3.17 and 4.17 (Employee Benefit Matters) and Sections 3.18 and 4.18 (Taxes), which may be asserted until the expiration of the applicable statute of limitations;

(iii)                               Claims with respect to Section 3.8 and 4.8 (Compliance with Laws) for misrepresentations and breaches of warranties solely with respect to Losses arising out of any Regis Institution’s or any Empire Institution’s participation in Title IV Programs, or out of any requirement imposed by the DOE under the program participation agreement of any Regis Institution or Empire Institution, or under any other limitations or conditions imposed by written notice from the DOE (“Title IV Claims”), which may be asserted until the expiration of the 36-month period following the Closing Date; for the avoidance of doubt, claims with respect to Section 3.8 and 4.8 for misrepresentations and breaches that do not relate to Title IV Claims shall survive only until the end of the Survival Period;

(iv)                              Claims arising from fraud of a party; and

(v)                                 Claims for misrepresentations and breach of warranties that have been asserted and that are the subject of a written notice from an Indemnified Party to an Indemnifying Party prior to the expiration of the relevant time frames set forth above in this Section 11.1(a), if applicable, which notice specifies in reasonable detail the nature of the Claim.

(b)                                 The right to indemnification, payment for Losses or other remedy based on representations, warranties, covenants and obligations in this Agreement or any Ancillary Agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the compliance with or performance of any covenant or obligation, shall not affect the right to indemnification, payment for Losses or other remedy based on such representation, warranty, covenant or obligation.

11.2                Indemnification.

(a)                                  Subject to Section 11.8, Empire shall indemnify Newco and shall hold it harmless from and against, all Losses that are incurred or suffered by Newco in connection with, arising out of or resulting from:

(i)                                     subject to Section 11.1 and Section 11.3, any misrepresentation or breach of any warranty made by Empire in this Agreement;

(ii)                                  any breach of or failure to perform any covenant or obligation of Empire contained in this Agreement;

(iii)                               all Taxes of Empire, CLIC or the Empire Business (A) for any taxable period ending on or before the Closing Date, except for Taxes resulting from a timing difference which will reverse as a Tax deduction or benefit in a Tax period beginning on or after the Closing Date and except for Taxes assumed by Newco under section 7.7(a) and included in the calculation of the Empire Cash Amount or accrued by Empire as of December 31, 2006, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 7.7(a)), except for Taxes assumed by Newco under section 7.7(a) and included in the calculation of the Empire Cash Amount or accrued by Empire as of December 31, 2006; (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Empire, CLIC or Empire Sub (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability imposed pursuant to Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); and (iii) any failure by the Empire to timely pay any and all Taxes required to be borne by Empire pursuant to Section 7.7(a) thereof; or

(iv)                              any federal and state student financial assistance program liabilities of the Empire Business that arise from acts or omissions occurring prior to the Closing Date and all financial aid award years prior thereto.

(b)                                 Subject to Section 11.8, Regis shall indemnify Newco and shall hold it harmless from and against, all Losses that are incurred or suffered by Newco in connection with, arising out of or resulting from:

(i)                                     subject to Section 11.1 and Section 11.3, any misrepresentation or breach of any warranty made by Regis in this Agreement;

(ii)                                  any breach of or failure to perform any covenant or obligation of Regis contained in this Agreement;

(iii)                               all Taxes of Regis or the Regis Subsidiaries (A) for any taxable period ending on or before the Closing Date, except for Taxes resulting from a timing difference which will reverse as a Tax deduction or benefit in a Tax period beginning on or after the Closing Date and except for any Taxes included as as Current Liabilities in the calculation of Special Working Capital or included in the calculation of the Regis Cash Amount, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 7.7(a)), except for any Taxes included as Current Liabilities in the calculation of Special Working Capital or included in the calculation of the Regis Cash Amount; (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which Regis or any Regis Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability imposed pursuant to Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); and (iii) any failure by Regis to timely pay any and all Taxes required to be borne by Regis pursuant to Section 7.7(a) thereof; and

(iv)                              any federal and state student financial assistance program liabilities with respect to the Regis Business that arise from acts or omissions occurring prior to the Closing Date and all financial aid award years prior thereto.

(c)                                  Notwithstanding the provisions of 11.2(a) and 11.2(b), or anything contained in the Disclosure Schedules:

(i)                                     The matters pertaining to Empire and/or CLIC described on Annex 2 to this Agreement are deemed disclosed solely for the purposes of the condition to Closing referenced in Section 9.1 of this Agreement, and Newco shall be indemnified by Empire for Losses that are incurred or suffered by Newco in connection with, arising out of or resulting from such matters as if such Losses resulted from a misrepresentation or breach of a warranty by Empire in accordance with Section 11.2(a) (and subject to Section 11.3).  For the avoidance of doubt, the parties agree that such matters are subject to the Empire Basket.

(ii)                                  The matters pertaining to Regis and/or any of the Regis Subsidiaries on Annex 3 to this Agreement are deemed disclosed solely for the purposes of the condition to Closing referenced in Section 8.1 of this Agreement, and Newco shall be indemnified by Regis for Losses that are incurred or suffered by Newco in connection with, arising out of or resulting from such matters as if such Losses resulted from a misrepresentation or breach of a warranty by Regis in accordance with Section 11.2(b) (and subject to Section 11.3).  For the avoidance of doubt, the parties agree that such matters are subject to the Regis Basket.

11.3                Limitations.

(a)                                  Notwithstanding the foregoing, no Losses suffered pursuant to Section 11.2(a)(i) hereof shall be recoverable from Empire until, and then only to the extent that, the aggregate amount of such Losses exceeds $700,000 (the “Empire Basket”); provided, further, that (i) the maximum aggregate obligation of Empire for Losses under Section 11.2(a)(i) other than Losses with respect to Title IV Claims shall not exceed an amount equal to $7,000,000 (the “Empire General Maximum”), and (ii) the maximum aggregate obligation of Empire for Losses under Section 11.2(a)(i) including Losses with respect to Title IV Claims shall not exceed an amount equal to $12,000,000 (the “Empire Maximum”).  Neither the Empire Maximum nor the Empire General Maximum shall apply to Losses arising in respect of Claims for misrepresentations and breach of warranties relating to Section 3.1 (Authority; Enforceability), Section 3.4 (Organization), Section 3.5 (Capitalization), the first sentence of Section 3.11 (Title to Assets), Section 3.18 (Taxes), Section 3.22 (Securities Act) and Section 3.23 (Brokers), which may be asserted without regard to either the Empire Maximum or the Empire General Maximum.

(b)                                 Notwithstanding the foregoing, no Losses suffered pursuant to Section 11.2(b)(i) hereof shall be recoverable from Regis until, and then only to the extent that, the aggregate amount of such Losses exceeds $700,000 (the “Regis Basket”); provided, further that (i) the maximum aggregate obligation of Regis for Losses under Section 11.2(b)(i) other than Losses with respect to Title IV Claims shall not exceed an amount equal to $7,000,000 (the “Regis General Maximum”), and (ii) the maximum aggregate obligation of Regis for Losses under Section 11.2(b)(i) including Losses with respect to Title IV Claims shall not exceed an amount equal to $12,000,000 (the “Regis Maximum”).  Neither the Regis Maximum nor the Regis General Maximum shall apply to Losses arising in respect of Claims for misrepresentations and breach of warranties relating to Section 4.1 (Authority; Enforceability), Section 4.4 (Organization), Section 4.5 (Capitalization), the first sentence of Section 4.11 (Title to Assets), Section 4.18 (Taxes), Section 4.22 (Securities Act) and Section 4.23 (Brokers), which may be asserted without regard to either the Regis Maximum or the Regis General Maximum.

(c)                                  Neither Empire nor Regis shall have any right of contribution or equitable indemnification against Newco, CLIC, any Regis Subsidiary or any of Newco’s subsidiaries in connection with Empire’s or Regis’ indemnification obligations hereunder.

(d)                                 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY WILL BE LIABLE FOR LOSSES WITH RESPECT TO ANY CLAIM ARISING FROM THIS AGREEMENT (INCLUDING PURSUANT TO THIS ARTICLE 11) FOR ANY INDIRECT, SPECIAL, LIQUIDATED, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE LEGAL BASIS OF LIABILITY OR LEGAL OR EQUITABLE PRINCIPLE INVOLVED (INCLUDING VIOLATION OF LAW, BREACH OF CONTRACT, BREACH OF EXPRESS OR IMPLIED WARRANTY, INDEMNIFICATION, NEGLIGENCE, STRICT LIABILITY, STATUTORY LIABILITY, LIABILITY WITHOUT FAULT, OTHER TORT, PERSONAL INJURY, DEATH, DAMAGE TO OR LOSS OF PROPERTY OR EQUIPMENT, BUSINESS INTERRUPTION OR DOWNTIME COSTS, LOSS OF PROFITS, LOSS OF REVENUES OR OTHERWISE). For the avoidance of doubt, the provisions of this Section 11.3(d) shall not, and shall not be deemed to, limit any Claims for direct Losses otherwise recoverable under this Article 11, including Claims based on diminution of value.

11.4                Notice of Indemnity Claims.  If either Empire or Regis, as a party seeking indemnification hereunder (an “Indemnified Party”) (a) determines that any event, occurrence, fact, condition or Claim gives rise, or could reasonably be expected to give rise to, Losses for which indemnification is or may be available under this Agreement, (b) otherwise identifies an event, occurrence, fact, condition or Claim giving rise, or that could reasonably be expected to give rise, to a right of indemnification hereunder in favor of such Indemnified Party or (c) with respect to any Third Party Claim, becomes aware of the assertion of any Claim or of the commencement of any Proceeding at law or in equity (any of the foregoing, an “Indemnity Claim”), such Indemnified Party shall promptly notify the party obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”), describing in reasonable detail the facts giving rise to the Indemnity Claim and shall include in such Claim Notice the amount or the method of computation of the amount of such Indemnity Claim (if then known) and a reference to the provision of this Agreement upon which such claim is based; provided, however, that the failure of any Indemnified Party to give timely notice thereof shall not affect any such Indemnified Party’s rights to indemnification hereunder nor relieve the Indemnifying Party from any such indemnification obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure in defense of the Indemnity Claim.  In addition, to the extent that any Claim Notice does not relate to a Third Party Claim, such Claim Notice shall specify the nature of the Losses and the estimated amount thereof.  A copy of each Claim Notice shall be sent to Newco at the same time and in the same manner as the Claim Notice is sent to the Indemnifying Party.

11.5                Third Party Claims.  Any obligation to provide indemnification hereunder with respect to any Claim against any Indemnified Party or Newco by any Person who is not a party to this Agreement (a “Third Party Claim”), shall be subject to the following terms and conditions:

(a)                                  Upon receipt of a Claim Notice in respect of any Third Party Claim, Newco shall at its cost and expense assume and control the defense, compromise, settlement and investigation of such Third Party Claim, and to employ and engage counsel reasonably acceptable to each of the Indemnifying Party and the Indemnified Party; provided, however, that (i) each of the Indemnifying Party and the Indemnified Party may, at its option, participate in such defense, compromise, settlement and investigation at their respective sole cost and expense, and (ii) if the Indemnifying Party does not Control Newco, the Indemnifying Party may, at its option, participate in such defense, compromise, settlement and investigation, with its reasonable out-of-pocket costs and expenses to be promptly reimbursed by Newco (including reasonable attorneys’ fees).

(b)                                 Each of the Indemnifying Party and the Indemnified Party shall provide reasonable cooperation to Newco as shall be reasonably requested by Newco in connection with the Third Party Claim (at Newco’s sole cost and expense).  Newco shall keep each of the Indemnifying Party and the Indemnified Party reasonably informed of the progress of the defense of any such Third Party Claim and shall respond to reasonable inquiries of each of the Indemnifying Party and the Indemnified Party regarding the same and shall diligently pursue the defense of the Third Party Claim.  If Newco fails to undertake the defense and investigation of any such Third Party Claim as provided in Section 11.5(a), then (x) Regis shall have the right to undertake the defense, compromise, settlement and investigation of such Indemnity Claim on behalf of the Indemnifying Party, and at the cost and expense of Newco, and for the account and risk of, the Indemnifying Party, (y) the Indemnifying Party shall cooperate with the Indemnified

Party in such efforts, and (z) the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of the defense of any such Indemnity Claim.

11.6                Settlement of Indemnity Claims.  Newco shall not, without the prior written consent of the Indemnified Party, settle or compromise any Indemnity Claim or consent to the entry of any final Judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all liability in respect of such Indemnity Claim of all Indemnified Parties affected by such Indemnity Claim and the sole relief for which are monetary damages that are paid in full by Newco.  Newco shall not, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, settle or compromise any Indemnity Claim or consent to the entry of any final Order with respect to an Indemnity Claim.

11.7                Sole and Exclusive Remedy.  From and after the Closing Date, the indemnification provided in this Article 11 (including Section 11.8 hereof) shall be the sole and exclusive remedy available to an Indemnified Party for all monetary Claims (other than with respect to fraud) relating to this Agreement.

11.8                Recovery for Losses.  Notwithstanding anything to the contrary in this Agreement, if Losses are recoverable from an Indemnifying Party, such Losses will be settled, at the option of the Indemnifying Party, only by either (i) a cash payment by such Indemnifying Party to Newco in the amount of such Loss (subject to any limitations under Section 11.3), or (ii) the issuance by Newco, in full satisfaction of the obligations of the applicable Indemnifying Party with respect to such Losses, of such number of shares (“New Shares”) of Newco’s common stock so that the value of the resulting total number shares of Newco owned by the Indemnified Party (including the New Shares) equals the value of the shares of Newco owned by the Indemnified Party prior to the effect of the Loss (or, if applicable, such portion of such Loss as is effective after giving effect to Section 11.3), such value determinations to be made as of the date of the Claim Notice.  The Indemnifying Party and the Indemnified Party shall attempt to agree, in good faith, on the number of New Shares to be issued to the Indemnified Party in connection with a Loss in accordance with the foregoing provisions of this Section 11.8.  If the Indemnifying Party and the Indemnified Party shall not have reached agreement as to the number of New Shares within 30 days following the determination of the Loss amount by the Indemnifying Party and the Indemnified Party, Newco shall appoint an Investment Bank (as hereinafter defined) that is reasonably acceptable to Regis and Empire to promptly (but in any event within 45 days) render an opinion as to the number of New Shares to be issued to the Indemnified Party in connection with a Loss in accordance with the foregoing provisions of this Section 11.8.   As used herein, “Investment Bank” means a nationally recognized investment bank, or business valuation firm, which has not, within the three years prior to its selection, had any other material business relationship with Newco or either of the Indemnifying Party or the Indemnified Party.  Newco shall bear the fees and expenses of the Independent Bank.  Newco and each of the Indemnifying Party and the Indemnified Party shall provide the Investment Bank with access to all information reasonably requested to assist in the determination of the number of New Shares.  Any determination of the number of New Shares in accordance with this Section 11.8 shall be conclusive and binding on Newco, the Indemnifying Party and the Indemnified Party and their respective Affiliates.

11.9                Tax Treatment of Indemnity Payments.  Unless otherwise required by law, Empire, Regis and Newco agree to treat any indemnity payment made pursuant to this Article 11 as an adjustment to the consideration with respect to the Regis Contribution or Empire Contribution or as a capital contribution, as the case may be, for federal income tax purposes.

ARTICLE 12
MISCELLANEOUS

12.1                Interpretive Provisions.  Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) the words “herein,” “hereby,” “hereof,” “hereto” and “thereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any portion of it.

12.2                Entire Agreement.  This Agreement together with the Exhibits and Schedules hereto and all certificates delivered hereunder constitutes the sole understanding of the parties hereto with respect to the subject matter hereof.

12.3                Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by Empire without the prior written consent of Regis or be assigned by Regis without the prior written consent of Empire.

12.4                Headings.  The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

12.5                Modification and Waiver.  No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions.  No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).  No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

12.6                Expenses.  Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party in connection with the preparation, execution and performance of this Agreement and each Ancillary Agreement incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.  Notwithstanding the foregoing or anything to the contrary in this Agreement, the parties agree that (a) the fees or expenses of Empire (or its stockholders) contemplated by the preceding sentence, including without limitation their portion of the HSR Fees (collectively, the “Empire Expenses”) that are accrued and unpaid as of the Closing (“Empire Accrued Expenses”) shall be assumed by Newco promptly as of the Closing, (b) the amount of any Empire Expenses that have been paid by Empire, Empire Sub or CLIC at any time prior to Closing (“Paid Empire Expenses”) shall be computed and (c) Newco shall reimburse Regis promptly after Closing for the fees and expenses of Regis and the Regis Subsidiaries contemplated by the preceding sentence, including without limitation their portion of the HSR Fees (“Regis Expenses”), in an amount equal to the lesser of (i) the sum of the Paid Empire Expenses and the Empire Accrued Expenses, or (ii) the aggregate amount of Regis Expenses.

12.7                Notices.  Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, by a nationally recognized overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given the Business Day that, delivered if delivered by hand, when transmission confirmation is received if sent by facsimile, three days after mailing if mailed, and one Business Day after deposited with a nationally recognized overnight courier service if delivered by overnight courier, provided that such deposit was made prior to the deadline for next-day delivery by such overnight courier) as follows:

if to Empire, to:

Empire Beauty School, Inc.
396 Pottsville-St. Claire Highway
Pottsville, PA 17901
Attn:  Franklin K. Schoeneman
Facsimile No.:  570-429-4222

with copies to:

Empire Beauty School, Inc.
396 Pottsville-St. Claire Highway
Pottsville, PA 17901
Attn:  Michael D. Bouman
Facsimile No.:  570-429-4222

and

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103-4196
Attn:  David C. Toner, Esquire
Facsimile No.:  215-979-1020

if to Regis, to:

Regis Corporation
7201 Metro Boulevard
Minneapolis, MN 55439
Attn:  President
Facsimile No.: 952-947-7200

with copies to:

Regis Corporation
7201 Metro Boulevard
Minneapolis, MN 55439
Attn:  General Counsel
Facsimile No.: 952-947-7200

and

Bell, Boyd & Lloyd LLP
70 West Madison Street, Suite 3100
Chicago, IL 60602
Attn:  Dennis Peterson, Esquire
Facsimile No.:  312-827-8187

or at such other address for a party as shall be specified by like notice.

12.8                Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction.

12.9                Consent to Jurisdiction.  Each party hereto, for itself and its successors and assigns, irrevocably agrees that any Proceeding arising out of or relating to this Agreement or any Ancillary Agreement shall be instituted in the United States District Court for the State of Delaware or in the absence of jurisdiction, the state courts of Wilmington County, Delaware, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and shall be bound by any final Order rendered thereby from which no appeal has been taken or is available.  Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such Proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts.  All process in any such Proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at such party’s address set forth in Section 12.7 or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 12.7 such service being hereby acknowledged by the parties to be effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by any Legal Requirement.

12.10          Public Announcements.  Neither Empire nor Regis shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party except to the extent required by Legal Requirement.  If a party determines in good faith that a public statement is required to be made by Legal Requirement (including pursuant to securities laws), such party may make such statement and shall use commercially reasonable efforts to provide at least one Business Day’s advance notice of any such disclosure to the other party.

12.11          No Third Party Beneficiaries.  This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, Claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement; provided, however, that Newco shall be a third-party beneficiary of the representations and warranties made by Empire and Regis pursuant to Sections 3.22 and 4.22 hereof, respectively.

12.12          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

12.13          Facsimiles; Electronic Transmission.  This Agreement and each Ancillary Agreement, and amendments hereto or thereto, and all certificates and other documents delivered hereunder (other than certificates representing the shares of capital stock of Newco) to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or any party to any Ancillary Agreement, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties.  No party hereto or to any such Ancillary Agreement shall claim that this Agreement or such Ancillary Agreement is invalid, not binding or unenforceable based upon the use of a facsimile machine or other means of electronic transmission, or the fact that any signature or agreement or instrument was communicated through the use of a facsimile machine or other means of electronic transmission, and each such party forever waives any such Claim or defense.

12.14          Drafting of Agreement.  Each party acknowledges that such party has had the opportunity to participate in the drafting of this Agreement and to review this Agreement with legal counsel of such party’s choice, and there shall be no presumption that ambiguities shall be construed or interpreted against the drafter, and no presumptions made or inferences drawn because of the inclusion of a term not contained in a prior draft or the deletion of a term contained in a prior draft.

12.15          Savings Clause.  If any one or more of the terms, conditions or provisions, or parts thereof, contained in this Agreement shall, for any reason, be adjudged, adjudicated, declared or deemed by the selected forum to be invalid or illegal or void or unenforceable, for any reason, and in any particular part or respect, then this Agreement shall be construed as if the invalid, illegal, void or unenforceable part or provision had never been contained herein, and the remaining portions of this Agreement shall nonetheless continue in full force and effect.  If one or more of the terms, conditions or provisions, or parts thereof, contained in this Agreement shall, for any reason, be adjudged, adjudicated, declared or deemed by the selected forum to be excessive, then such terms shall be deemed reformed to the maximum limitations permitted by applicable law, and this Agreement shall be construed, by limiting and reducing its terms, so as to be enforceable to the extent compatible with the applicable law.

ARTICLE 13
CERTAIN DEFINITIONS

13.1     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

13.2     “Ancillary Agreement” means each of the Credit Agreement, the Stockholders Agreement, the Regis Non-Compete Agreement, the Empire Non-Compete Agreements, the Employment Agreements and the Assignment and Assumption Agreement, the Empire Closing Certificate and the Regis Closing Certificate and any other agreement or certificate specifically identified in such agreement or certificate as an Ancillary Agreement for purposes of this Agreement.

13.3     “Bank Debt” means Empire Sub’s indebtedness in favor of M&T Bank under its existing term and revolving line credit facilities, including any renewals or replacements thereof.

13.4     “Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in the State of Minnesota or the Commonwealth of Pennsylvania are required or authorized to be closed.

13.5     “Claim” means any claim, suit, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

13.6     “Code” means the Internal Revenue Code of 1986, as amended.

13.7     “Confidential Information” of a Person means and includes any information provided by either party hereto to the other party hereto, which information is non-public, confidential and/or proprietary in nature, whether oral, electronic or written, relating to the disclosing party’s business (including, without limitation, its customers, students and suppliers), financial condition, operations, assets and liabilities and disclosed to the other party or its Representatives.  Notwithstanding the foregoing, no such information shall be deemed Confidential Information if it:  (a) is at the time of disclosure or thereafter becomes available to the general public other than as a result of disclosure by the receiving party or its Representatives; (b) becomes available to the Receiving Party on a nonconfidential basis from a source (other than the disclosing party), provided that the receiving party does not Know of any restrictions on the rights of such source to disclose it or (c) was Known to or in the possession of the Receiving Party immediately prior to the time of disclosure.

13.8     “Contract” means any agreement, purchase order, sales order, contract or similar instrument, arrangement or commitment.

13.9     “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

13.10   “Current Assets” means an amount equal to the sum of (i) cash and cash equivalents, (ii) accounts receivable, net of allowance for doubtful accounts, (iii) interest receivable and (iv) prepaid expenses and other current assets, as determined in accordance with GAAP.

13.11   “Current Liabilities” means an amount equal to the sum of (i) accounts payable and (ii) accrued expenses and other current liabilities, as determined in accordance with GAAP, but excluding deferred tuition amounts.

13.12   “DOE” means the U.S. Department of Education.

13.13   “Educational Body” means any entity or organization, whether governmental, government chartered, non-governmental or quasi-governmental, private or quasi-private, which engages in granting or withholding consents, approvals, accreditations, licenses, authorizations, exemptions, waivers, permits, or certifications to private or public postsecondary educational institutions or their educational programs in accordance with standards relating to the performance, operation, financial condition and/or academic standards of such institutions or programs, including the DOE, the Minnesota Board of Cosmetology and Barber Examiners, the Pennsylvania State Board of Cosmetology, NACCAS and the Council on Occupational Education.

13.14   “Empire Assets” means all of the assets and properties owned, leased or used by Empire, Empire Sub or CLIC.

13.15   “Empire Contract” means any Contract to which either Empire, Empire Sub or CLIC is a party or by which it or any of the Empire Assets is bound.

13.16   “Empire Employee Benefit Plans” means all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Empire or CLIC or any of their respective ERISA Affiliates, or has been maintained or contributed to in the last six years by Empire, CLIC or any of their respective ERISA Affiliates, or with respect to which Empire, CLIC or any of their respective ERISA Affiliates has or may have any liability or (ii) provides benefits, or describes policies or procedures applicable to, any current or former director, officer, employee or service provider of Empire, CLIC or any of their respective ERISA Affiliates, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

13.17   “Empire Governmental Authorization” means any permit, license or other authorization given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement and required to:  (a) conduct the Empire Business or (b) occupy, maintain, operate or use any of the Empire Assets.

13.18   “Empire Material Adverse Effect” means any change in, or effect on, the Empire Business, the Empire Assets or the consolidated financial position or results of operations of Empire and CLIC, which is or could reasonably be expected to be material and adverse, excluding changes or effects to the extent resulting from (a) matters generally affecting the economy of the United States of America, (b) the announcement or disclosure of the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement, (c) general industry developments that do not have a material disproportionate effect on the Empire Business, (d) acts of terrorism or war (whether or not declared) occurring prior to, on or after the date of this Agreement that do not have a material disproportionate effect on the Empire Business, (e) changes in applicable Legal Requirements currently in effect that do not have a material disproportionate effect on the Empire Business, (f) compliance by Empire with the terms and conditions of this Agreement and the Ancillary Agreements or (g) the actions (or improper inaction) of Regis or its Affiliates.

13.19   “Encumbrances” means liens, security interests, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, licenses, options or title defects of any kind whatsoever, other than Permitted Encumbrances.

13.20   “Environmental Laws” means all applicable foreign, federal, state and local environmental and employee protection laws, rules, regulations, ordinances, the common law, Judgments, and consent agreements.

13.21   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

13.22   “ERISA Affiliate” of a Person means any Person controlled by, controlling or under common control with such Person (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

13.23   “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

13.24   “GAGAS” means generally accepted government auditing standards for financial reporting in the United States, applied on a consistent basis.

13.25   “Governing Documents” means, with respect to any particular Person, (a) if a corporation, the articles or certificate of incorporation and the bylaws of such corporation; (b) if a general partnership, the partnership agreement and any statement of partnership of such general partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership of such limited partnership; (d) if a limited liability company, the articles or certificate of organization or formation and operating agreement of such limited liability company; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all Security holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the Security holders of any Person; and (g) any amendment or supplement to any of the foregoing.

13.26   “Governmental Authority” means any federal, state, local, municipal, foreign or other government, governmental or quasi-governmental authority of any nature or body or any Educational Body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

13.27   “Hazardous Substance” shall mean any substance which is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.), and including any substance which contains polychlorinated biphenyls or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.

13.28   “HSR Act and Rules” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as from time to time in effect prior to the Closing Date.

13.29   “HSR Report” means the Notification and Report Form for certain mergers and acquisitions mandated by the HSR Act and Rules.

13.30   “Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, unregistered copyrights in custom software of a Person, patents and patent rights, brand names, domain names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, know-how, inventions, processes, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

13.31   “IRS” means the Internal Revenue Service.

13.32   “Knowledge” “to the knowledge” or “known” and words of similar import means (a) in the case of the representations and warranties in Article 3, the actual knowledge of Franklin K. Schoeneman, James Wunderle, Michael Bouman, Kathy Yakamavage or Joseph Carretta, and (b) in the case of the representations and warranties in Article 4, the actual knowledge of Paul Finkelstein, Sally Mickelson, Mark Fosland, Gordon Nelson, Alex Forliti, Randy Pearce or Eric Bakken.

13.33   “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, including but not limited to the Higher Education Act of 1965, as amended, 20 U.S.C.A. §1070 et seq., and any amendments or successor statutes thereto (the “HEA”) or any binding standard of any Educational Body.

13.34   “Losses” means any and all losses, liabilities, damages (but excluding) incidental and consequential damages), penalties, obligations, awards, fines, deficiencies, interest, Claims, diminution in value, costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement, but all of which Losses shall be reduced by:  (i) any insurance proceeds (but only to the extent any recovered insurance proceeds exceed costs of collecting such proceeds and premium increases, that are certified by the underwriter to result from the Claim for such proceeds) received by the Indemnified Party with respect to the events or transactions giving rise to such Losses; (ii) any payment from a Person who is not an Affiliate of the Indemnified Party; and (iii) any Tax Benefit actually realized by the Indemnified Party related to the events or transactions giving rise to such Losses to the extent that such realization arises in the year the Loss is incurred or satisfied (or in a year in which the Loss is carried back).

13.35   “Material Breach” means (a) a breach of any of the representations, warranties, covenants or agreements made by a particular Person in this Agreement that is qualified by materiality or Material Adverse Effect or (b) a material breach of any of the other representations, warranties, covenants or agreements made by a particular Person in this Agreement.

13.36   “Material Empire Contracts” means all of the following Empire Contracts:  (a) joint venture, partnership and similar Contracts; (b) Contracts that involve or could reasonably be expected to involve receipts or expenditures, or commitments therefor, by Empire or CLIC in excess of $50,000; (c) Contracts restricting in any manner the right of Empire or CLIC to compete in any line of business in any geographic area, restricting the right of Empire or CLIC to sell services or products to or purchase services or products from any other Person or affecting Empire’s or CLIC’s ability to develop or sell Empire’s or CLIC’s products or services; (d) powers of attorney and Contracts creating similar rights; (e) Contracts providing for the acquisition or disposition of any business or Securities of any Person, in each case having a purchase price in excess of $100,000, which have not yet been consummated or that contain indemnification or other continuing rights or obligations that remain in effect as of the date hereof; (f) the breach by any party under which would have an Empire Material Adverse Effect; (g) other Contracts to the extent not otherwise listed that are material to the Empire Business; and (h) any amendment, supplement or modification of or to any of the foregoing.

13.37   “Material Regis Contracts” means all of the following Regis Contracts relating to the Regis Business:  (a) joint venture, partnership and similar Contracts; (b) Contracts that involve or could reasonably be expected to involve receipts or expenditures, or commitments therefor, by Regis or any Regis Subsidiary in excess of $50,000; (c) Contracts restricting in any manner the right of any Regis Subsidiary to compete in any line of business in any geographic area, restricting the right of any Regis Subsidiary to sell services or products to or purchase services or products from any other Person or affecting any Regis Subsidiary’s ability to develop or sell its products or services; (d) powers of attorney and Contracts creating similar rights; (e) Contracts providing for the acquisition or disposition of any business or Securities of any Person, in each case having a purchase price in excess of $100,000, which have not yet been consummated or that contain indemnification or other continuing rights or obligations that remain in effect as of the date hereof; (f) the breach by any party under which would have a Regis Material Adverse Effect; (g) any Contract between Regis and any Regis Subsidiary; (h) other Contracts to the extent not otherwise listed that are material to the Regis Business; and (i) any amendment, supplement or modification of or to any of the foregoing.

13.38   “NACCAS” means the Educational Body known as the National Accreditation Commission of Cosmetology Arts and Sciences.

13.39   “Net Operating Cash” means net income plus depreciation and amortization, as determined in accordance with GAAP consistently applied; provided, that in the case of the Regis Subsidiaries, when calculating net income, (i) all costs or expenses paid by Regis on behalf of any Regis Subsidiary shall be included as a cost or expense of such Regis Subsidiary if, and only to the extent, the Regis Subsidiaries reimburse Regis for such amounts prior to Closing, and (ii) the Regis Subsidiaries’ net income shall be reduced to take into account unallocated corporate expenses, with such reduction equal to the product of $712,800 times the quotient of (x) the number of calendar days between January 1, 2007 and the Closing Date, inclusive, divided by (y) 365, but only if, and only to the extent, the Regis Subsidiaries reimburse Regis for such unallocated expenses prior to Closing.

13.40   “Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or any arbitrator.

13.41   “Permitted Encumbrance” means (a) liens for Taxes not yet due and payable and (b) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected assets or properties, or materially impairs the use of the affected assets or properties in the manner such assets or properties currently are being used or materially impairs the operations of the owner, lessor or user of the affected assets or properties.

13.42   “Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, Governmental Authority or other entity or group.

13.43   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

13.44   “Representatives” with respect to a particular Person means all directors and officers (or other Persons acting in a similar capacity for the particular Person), employees, agents, consultants, advisors or other representatives of such Person, including legal counsel and accountants.

13.45   “Regis Assets” means all of the assets and properties owned, leased or used by any Regis Subsidiary.

13.46   “Regis Contract” means any Contract to which any Regis Subsidiary is a party or by which it or any of the Regis Assets is bound.

13.47   “Regis Employee Benefit Plans” means all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Regis, any Regis Subsidiary or any of their respective ERISA Affiliates, or has been maintained or contributed to in the last six years by Regis, any Regis Subsidiary or any of their respective ERISA Affiliates, or with respect to which Regis, any Regis Subsidiary or any of their respective ERISA Affiliates has or may have any liability or (ii) provides benefits, or describes policies or procedures applicable to, any current or former director, officer, employee or service provider of any Regis Subsidiary or any of their respective ERISA Affiliates, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof; provided, however, that in each case with respect to Regis and its ERISA Affiliates, only to the extent that they relate to directors, officers, employees or service providers of a Regis Subsidiary.

13.48   “Regis Governmental Authorization” means any permit, license or other authorization given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement and required to:  (a) conduct the Regis Business or (b) occupy, maintain, operate or use any of the Regis Assets.

13.49   “Regis Material Adverse Effect” means any change in, or effect on, the Regis Business, the Regis Assets or the consolidated financial position or results of operations of the Regis Subsidiaries taken as a whole, which is or could reasonably be expected to be material and adverse, excluding changes or effects to the extent resulting from (a) matters generally affecting the economy of the United States of America, (b) the announcement or disclosure of the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement, (c) general industry developments that do not have a material disproportionate effect on the Regis Business, (d) acts of terrorism or war (whether or not declared) occurring prior to, on or after the date of this Agreement that do not have a material disproportionate effect on the Regis Business, (e) changes in applicable Legal Requirements currently in effect that do not have a material disproportionate effect on the Regis Business, (f) compliance by Regis with the terms and conditions of this Agreement and the Ancillary Agreements or (g) the actions (or improper inaction) of Empire or its Affiliates.

13.50   “Securities” with respect to any Person means any equity securities of such Person, including securities convertible into, exchangeable for, or carrying the right to acquire any equity securities of the Person, or subscriptions, warrants, options, rights (including anti-dilution rights), or other arrangements or commitments obligating such Person to issue of any equity securities or any interest therein of such Person.”

13.51   “Special Working Capital” means an amount equal to (i) the aggregate amount of cash and cash equivalents held by the Regis Subsidiaries, plus (ii) the aggregate amount of prepaid rents of the Regis Subsidiaries, minus (iii) the Current Liabilities of the Regis Subsidiaries.

13.52   “Tax” means any of the Taxes, where “Taxes” means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, net worth, capital stock, activity, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes, custom duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on an entity and its direct and indirect subsidiaries.

13.53   “Tax Benefit” means any refund, credit or reduction in otherwise required Tax payments, including any interest payable thereon.

13.54   “Tax Return” means any return, report, form, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable by an entity and its direct and indirect subsidiaries or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

13.55   “Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

13.56   “Title IV Programs” means the federal student financial assistance programs authorized by Title IV of the HEA.

13.57   “Working Capital” means an amount equal to Current Assets minus Current Liabilities, determined in accordance with GAAP.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

EMPIRE BEAUTY SCHOOL INC.		REGIS CORPORATION

By:	/s/ Franklin K. Schoeneman	By:	/s/ Paul D. Finkelstein
	Name: Franklin K. Schoeneman		Name: Paul D. Finkelstein
	Title: Chief Executive Officer		Title: Chairman and CEO